Exhibit 99.1

LOUISIANA PUBLIC SERVICE COMMISSION

ORDER NO. U-35807-B

CLECO POWER LLC, EX PARTE

Docket No. U-35807, In re: Application for (I) Recovery in Rates of

Certain Storm Damage Costs Incurred as a result of Hurricanes

Laura, Delta and Zeta, and Winter Storms Uri and Viola,

Related Securitization Financing and Establishment

of a Storm Reserve; and (II) Expedited Treatment

(Decided at the March 30, 2022 Business and Executive Session)

FINANCING ORDER

Cleco Power LLC

TABLE OF CONTENTS

I.	INTRODUCTION AND JURISDICTION		1
A.	Introduction		1
B.	Jurisdiction		5
II.	DISCUSSION AND STATUTORY OVERVIEW		6
III.	DESCRIPTION OF PROPOSED TRANSACTION		11
IV.	FINDINGS OF FACT		17
A.	Identification and Procedure		17
	1.	Identification of Applicant and Application	17
	2.	Procedural History	17
B.	Financing Costs and Amount to be Financed		21
	1.	Storm Recovery Costs	21
	2.	Upfront and Ongoing Financing Costs	23
	3.	Adjustments to the Amount Financed for Rounding, but not for Interim Collections and Carrying Costs	25
	4.	Amount to be Financed	25
	5.	Designee Appointment; Issuance Advice Letter Process	25
	6.	Customer Benefits	29
C.	Structure of the Proposed Financing		30
	1.	The Special Purpose Entity (The “SPE”)	30
	2.	Structure and Documents	32
	3.	Credit Enhancement and Arrangements to Enhance Marketability	33
	4.	Storm Recovery Property	35
	5.	Servicer and the Servicing Agreement	37
	6.	Storm Recovery Bonds: Maturity and Issuance	40
	7.	Security for Storm Recovery Bonds	41
	(a) The General Subaccount		41
	(b) The Capital Subaccount		41

	(c) The Excess Funds Subaccount		42
	(d) Other Subaccounts		43
	8.	Subaccounts Order of Use	43
	9.	Storm Recovery Charges—Imposition and Collection; Nonbypassability; Pledges	44
	10.	Periodic Payment and Billing Requirements; Allocations	47
	11.	Calculation and True-Up of Storm Recovery Charges	49
	12.	Additional True-Up Provisions	51
	13.	Commission Participation and Designee	53
	14.	Storm Recovery Bond Transaction Structure	53
D.	Use of Proceeds		56
E.	Customer Credits for Post Financing Order Insurance Proceeds or Government Grants		57
V.	CONCLUSIONS OF LAW		58
A.	Jurisdiction		58
B.	Statutory Requirements		58
C.	Storm Recovery Costs and Financing Costs		59
D.	Sale of Storm Recovery Property		60
E.	Storm Recovery Bonds		61
F.	Storm Recovery Property		62
G.	Storm Recovery Charges		63
H.	Security Interest in Storm Recovery Property		64
I.	True-Up of Storm Recovery Charges		65
J.	Irrevocability and State and Commission Pledges		65
VI.	COMMISSION ACTION: ORDERING PARAGRAPHS		67
A.	Approval		67
B.	Storm Recovery Charges		71
C.	Storm Recovery Bonds		74
D.	Financial and Other Advisors		79
E.	Servicing		80
F.	Use of Proceeds; Application of Post Financing Order Insurance Proceeds and Grants		82
G.	Commission Pledge		84
H.	Miscellaneous Provisions		86

LIST OF APPENDICES

Appendix A	Form of Issuance Advice Letter

Attachment 1

	Schedule A	Total Securitization Principal Amount

	Schedule B	Estimated Upfront Costs

Attachment 2

	Schedule A	Bonds Revenue Requirement Information

	Schedule B	Ongoing Costs

	Schedule C	Calculation of Storm Recovery Charges

	Schedule D	Net Present Value Benefit

	Schedule E	Typical Residential Bill Comparison

	Attachment 3	Initial Allocation to SRCA Rate Classes

	Attachment 4	Company’s Certification

	Attachment 5	Commission Designee’s Concurrence

	Attachment 6	Service List

Appendix B-1	Rate Schedule SRCA (Storm Recovery Cost Adjustment) and Allocation Methodology illustrated

Appendix B-2	Rate Schedule SCSA (Storm Cost Surcredit Adjustment)

Appendix C	Estimate of Upfront and Ongoing Financing Costs

Appendix D	Form of True-Up Calculation Notice Letter

TABLE OF ACRONYMS AND DEFINED TERMS

“Cleco” or “Company”	Part IA

“Commission” or “LPSC”	Part IA

“Commission Advisors”	Part IA

“Company Retained Rights”	Findings of Fact Paragraph 44

“Concurrence”	Findings of Fact Paragraph 36

“Designee”	Findings of Fact Paragraph 28

“Ida Application”	Part 1A and Findings of Fact Paragraph 8

“Ida Reserve”	Part III

“Issuance Advice Letter”	Findings of Fact Paragraph 29

periodic billing requirement	Findings of Fact Paragraph 83

periodic payment requirement	Findings of Fact Paragraph 82

“Phase I Application”	Findings of Fact Paragraph 3

“Rate Schedule SCSA”	Part IA and Findings of Fact Paragraph 80

“Rate Schedule SRCA”	Part IA and Findings of Fact Paragraph 80

“Securitization Act”	Part IA

“Securitization Application”	Part IA and Findings of Fact Paragraph 10

“Securitization Testimony”	Part III

“SPE”	Part IA and Findings of Fact Paragraph 40

“Stipulated Settlement”	Findings of Fact Paragraph 11

“2020 Hurricanes”	Part II

“2021 Winter Storms”	Part II

“U-35807-A Revenue Requirement Order”	Part IA

In addition, the Financing Order adopts the definitions in Section 1227 of the Securitization Act.

LOUISIANA PUBLIC SERVICE COMMISSION

ORDER NO. U-35807-B

CLECO POWER LLC EX PARTE

Docket No. U-35807, In re: Application for (I) Recovery in Rates of

Certain Storm Damage Costs Incurred as a result of Hurricanes

Laura, Delta and Zeta, and Winter Storms Uri and Viola,

Related Securitization Financing and Establishment

of a Storm Reserve; and (II) Expedited Treatment

(Decided at the March 30, 2022 Business and Executive Session.)

FINANCING ORDER

I.           INTRODUCTION AND JURISDICTION

A.           Introduction

This Financing Order addresses the request of Cleco Power LLC (“Cleco” or “the Company”) under the Louisiana Electric Utility Storm Recovery Securitization Act (the “Securitization Act”), codified at La. R.S. 45:1226-1240: (1) to finance, through the issuance of storm recovery bonds in the amount of approximately $424.1 million, which includes LPSC-jurisdictional storm recovery costs of Cleco of $242.4 million, as authorized by separate order in this LPSC Docket No. U-35807, a $100 million restricted regular storm recovery reserve for future storms, a $95 million restricted special storm recovery reserve for Hurricane Ida, and $9.0 million in upfront financing costs associated with the issuance of storm recovery bonds); (2) to approve the proposed financing structure and issuance of storm recovery bonds; (3) to approve the creation of storm recovery property, including the right for the imposition, collection, and periodic adjustments of storm recovery charges sufficient to pay the storm recovery bonds and associated financing costs; (4) to approve the sale of storm recovery property by Cleco to its financing subsidiary; (5) to approve a rate schedule to implement the storm recovery charges; and (6) to approve another rate schedule to implement a surcredit to provide customers the benefit of all non-ratepayer recoveries and to address ancillary costs recovery relating to the storm recovery cost process.

Introduction and Jurisdiction

As discussed in this Financing Order, the Louisiana Public Service Commission (“Commission” or “LPSC”) finds that Cleco's application for authorization of the securitization transaction and its supplemental application for the establishment of a special storm recovery reserve for Hurricane Ida storm recovery costs, should be granted and approved. The Commission also finds that the securitization transaction authorized in this Financing Order meets all applicable requirements of the Securitization Act. Accordingly, in accordance with the terms of this Financing Order, the Commission: (1) approves and authorizes the securitization financing transaction requested by Cleco; (2) authorizes the issuance by Cleco’s financing subsidiary of storm recovery bonds in one or more tranches in an aggregate principal amount of $424.1 million, equal to the sum of: (a) $242.4 million of LPSC-jurisdictional storm recovery costs, pursuant to the separate Order No. U-35807-A approved by the Commission in this LPSC Docket No. U-35807 (Phase II) on March 30, 2022 (the “U-35807-A Revenue Requirement Order”), plus (b) the costs of funding a restricted regular storm recovery reserve in the amount of $100 million in a segregated restricted account for future storms, plus (c) the costs of funding a restricted special storm recovery reserve for Hurricane Ida in the amount of $95 million in a segregated restricted account, plus (d) upfront financing costs, which are estimated and capped at $9.0 million and are subject to further review, plus or minus (e) adjustments including reductions for certain items agreed to by the Company and LPSC Staff, addition of carrying costs through June 30, 2022 (to be later reconciled and adjusted outside of this Financing Order), minus a portion of interim storm revenues collected by the Company under LPSC Order No. U-35807, all as provided in the U-35807-A Revenue Requirement Order, with such sum being further subject to any plus or minus adjustment pursuant to the Issuance Advice Letter (as described below) authorized herein, including to reflect the costs of any approved credit enhancement; (3) approves the structure of the proposed securitization financing, including the ongoing financing costs; (4) approves the sale of storm recovery property; (5) approves the creation of storm recovery property, including the right for the imposition, collection and periodic adjustments of storm recovery charges in an amount to be calculated as provided in this Financing Order; and (6) approves the form of rate schedule, Appendix B-1 (“Rate Schedule SRCA”) to this Financing Order, to implement those storm recovery charges, and the form of rate schedule, Appendix B-2 (“Rate Schedule SCSA”) to this Financing Order, to implement a surcredit covering the non-ratepayer recoveries and ancillary cost recovery relating to the storm recovery costs process.

Introduction and Jurisdiction

In the Issuance Advice Letter discussed herein, Cleco shall update the initial principal amount of the storm recovery bonds to be rounded up to the nearest $1 million, with further potential adjustments pursuant to the Issuance Advice Letter process described herein. The rounding amount will be an addition to the restricted regular storm recovery reserve. In the separate U-35807-A Revenue Requirement Order, the Commission determined the adjusted securitization principal based on items agreed by the Company and Commission Staff to be $424.1 million, including funding reasonable and prudent LPSC-jurisdictional storm recovery costs of $242.4 million, the $100 million reserve for future storms, and the $95 million Hurricane Ida reserve. The U-35807-A Revenue Requirement Order made certain reductions totaling $22.3 million, including a net negative reduction of $8.6 million calculated from the reasonable carrying costs through June 30, 2022, of $8,997,999, minus application of estimated interim charges collected through June 30, 2022, with an adjustment mechanism (outside of the calculation of the principal amount of the storm recovery bonds) for a later reconciliation of the total interim charges actually collected by the Company from customers against the total amount of carrying costs eligible for recovery through the storm recovery bonds closing date.

The amount to be financed reflects that Cleco has received no insurance proceeds or government grants prior to the date of this Financing Order relating to these storm recovery costs. Cleco is not expected to receive any such insurance or grant proceeds. If Cleco receives insurance or permanent governmental grant proceeds after the date of this Financing Order, these amounts shall be returned dollar-for-dollar to customers through Rate Schedule SCSA or as the Commission shall otherwise direct.

Cleco is authorized to cause its wholly-owned subsidiary, referred to herein as the “SPE,” (as further defined below), to issue storm recovery bonds to finance the updated aggregate principal amount reflected in the Issuance Advice Letter in accordance with the terms of this Financing Order.

Introduction and Jurisdiction

Cleco submitted evidence demonstrating that the proposed securitization transaction is reasonably expected to result in lower overall costs or would mitigate rate impacts to customers as compared to traditional methods of financing or recovering utility storm recovery costs (including storm recovery reserves). Cleco's financial analysis and testimony indicates that customers will realize significant benefits from securitization financing through lower surcharges as compared to traditional methods of financing or recovering utility storm recovery costs. Accordingly, the Commission concludes that the benefits for customers set forth in Cleco's evidence are indicative of the benefits that customers will realize from the financing approved hereby, and that these benefits will result in lower overall costs as compared to traditional methods of financing or recovering utility storm recovery costs so long as the weighted average interest rate on all tranches of the storm recovery bonds is less than Cleco’s weighted average cost of capital, which from July 1, 2021, is 9.09% (grossed-up for taxes). Cleco’s weighted average cost of capital includes the equity component from Cleco’s Commission-authorized return on equity, which was established pursuant to Commission Order No. U-35299 issued June 22, 2021.

Cleco provided a general description of the proposed financing transaction structure in the testimony and exhibits submitted in Phase II of this LPSC Docket No. U-35807 in support of the Application For (I) Recovery in Rates of Certain Storm Damage Costs Incurred as a Result of Hurricanes Laura, Delta and Zeta, and Winter Storms Uri and Viola, Related Securitization Financing and Establishment of a Storm Reserve; and (II) Expedited Treatment filed August 5, 2021 (the “Securitization Application”). Cleco filed a Supplemental Application on September 28, 2021, requesting an increase in the securitization principal amount to fund a special restricted storm recovery reserve for Hurricane Ida storm recovery costs (the “Ida Application”). The proposed financing transaction structure is consistent with the Securitization Act. Certain details of the final transaction structure, such as any overcollateralization requirements to support payment of the storm recovery bonds, and the final terms of the storm recovery bonds, will depend in part upon the requirements of the (up to three) nationally-recognized credit rating agencies which will rate the storm recovery bonds, and in part upon the market conditions that exist at the time the storm recovery bonds are taken to the financial market.

The Commission recognizes the final financing transaction structure and pricing terms of the storm recovery bonds will affect the size of the storm recovery charges. Accordingly, this Financing Order provides for a process by which the Commission's Staff and advisors, including the Commission's financial advisor, Sisung Securities Corporation, and any Commission legal counsel and regulatory consultants (in connection with the securitization financing) (collectively, the “Commission Advisors”), may review and comment on the bond issuance structure and pricing. This Financing Order also provides for a procedure by which the Commission, acting through a Commission designee, shall approve (or disapprove, with reasons) the final structure and pricing of the storm recovery bonds without further Commission action. The Commission determines that the Executive Secretary or the Chairman should be the Commission's designee under this Financing Order, with individual authority to take action in that capacity. This participation and approval process proposed by Cleco is in the best interest of customers and provides the necessary timeliness and finality to the issuance process.

Introduction and Jurisdiction

B.           Jurisdiction

The Louisiana Constitution, Article IV, Section 21(B), provides:

The commission shall regulate all common carriers and public utilities and have such other regulatory authority as provided by law. It shall adopt and enforce reasonable rules, regulations, and procedures necessary for the discharge of its duties, and shall have other powers and perform other duties as provided by law.

Louisiana Revised Statute 45:1163(A)(1) provides:

The commission shall exercise all necessary power and authority over any street railway, gas, electric light, heat, power, waterworks, or other local public utility for the purpose of fixing and regulating the rates charged or to be charged by and service furnished by such public utilities.

Louisiana Revised Statutes 45:1168 provides in pertinent part:

No public utility shall issue any security, or assume any obligation or liability as guarantor, endorser, surety, or otherwise in respect of any security of any other public utility,… or of any other person until it has been authorized to do so by order of the commission.

Louisiana Revised Statute 45:1176 provides in pertinent part:

The Commission…shall investigate the reasonableness and justness of all contracts, agreements and charges entered into or paid by such public utilities with or to other persons, whether affiliated with such public utilities or not….

Sections 1228 and 1236 of the Securitization Act provide in pertinent part:

1228(B).    The commission may grant an application under Subsection A of this Section in whole or in part by a financing order, and with such modifications thereto and upon such terms and conditions as the commission prescribes.... If the commission issues a financing order approving any issue of storm recovery bonds under [the Securitization Act], the commission may consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs. The commission may determine what degree of flexibility to afford to the electric utility in establishing the terms and conditions of the storm recovery bonds, including but not limited to repayment schedules, interest rates, and other financing costs.

1236.    Nothing in this [Securitization Act] is intended to be nor shall be construed to constitute any limitation, derogation, or diminution of the jurisdiction or authority of the commission provided by law, including that provided in or exercised by the Public Service Commission pursuant to the Constitution of Louisiana ….

The Company is an electric public utility, as defined in La. R.S. 45:121. The SPE to be used in the financing transaction sought by Cleco’s Securitization Application will be a wholly-owned subsidiary of the Company. As a result of all of the foregoing, the Commission has jurisdiction and authority over the Securitization Application.

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Discussion and Statutory Overview

II.          DISCUSSION AND STATUTORY OVERVIEW

In 2020, Cleco’s service territory was struck by three hurricanes (the “2020 Hurricanes”): Laura (August 27), Delta (October 9), and Zeta (October 28), causing substantial damage to Cleco’s transmission and distribution facilities. Cleco has already funded and paid most of the storm recovery costs using internally-generated funds. In Phase I of this LPSC Docket No. U-35807, the Commission approved an interim storm surcharge for the Company to commence recovery relating to its storm recovery costs.

Subsequent to the Phase I filing, Cleco’s service territories were impacted by two winter ice storms: Uri (February 14, 2021) and Viola (February 17, 2021) (the “2021 Winter Storms”), causing power outages due to prolonged freezing temperatures. Thereafter, Hurricane Ida struck Cleco’s service territory on August 29, 2021. Cleco has requested that the Commission grant authorization for the requested securitization financing to recover its storm recovery costs from the 2020 Hurricanes and the 2021 Winter Storms (including repayment of the shorter-term floating rate notes issued in September 2021 for interim financing), to fund a regular restricted storm recovery reserve, and to fund a special Ida Reserve as described herein.

In 2006, the Louisiana Legislature authorized electric utilities to use securitization financing for storm recovery costs, including the financing of any storm recovery reserves, through the issuance of “storm recovery bonds.” The Securitization Act defines “storm” to include hurricanes and ice storms. Storm recovery bonds must be approved in a financing order by the LPSC (for utilities outside New Orleans). This Securitization Act, as amended, is codified at La. R.S. 45:1226-1240.1

If storm recovery bonds are approved and issued, the customers of Cleco must pay the principal of the storm recovery bonds, together with interest and related financing costs, through storm recovery charges. Storm recovery charges, to the extent provided in the Securitization Act and this Financing Order, are nonbypassable charges paid by all of Cleco's LPSC-jurisdictional customers as a component of the monthly charge for electric service. This Financing Order contains terms ensuring2 that the imposition and collection of storm recovery charges authorized herein shall be from all customers; that is, all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s or assign’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco or its successors or assigns under rate schedules or special contracts approved by the Commission, even if a customer has chosen to switch to self-generation or co-generation. These provisions make the storm recovery charges “nonbypassable”, as required for favorable federal income tax and rating agencies treatment. Storm recovery charges will be collected by Cleco, as initial servicer, or its successor as provided for in this Financing Order.

1 All references to Sections are to the Securitization Act unless otherwise indicated.

2 As permitted by § 1227(15).

Discussion and Statutory Overview

The Securitization Act permits the Commission to consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs, including any storm recovery reserves deemed appropriate by the Commission.3 The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated debt with lower interest costs. In this proceeding, Cleco's financial analysis and testimony shows that the securitization financing, as proposed by Cleco, will produce significant benefits through lower surcharges to customers as compared to traditional financing methods for recovering utility storm recovery costs. Cleco’s weighted average cost of capital from July 1, 2021, is 9.09% (grossed-up for taxes). Cleco’s weighted average cost of capital includes the equity component from Cleco’s Commission-authorized return on equity, which was established pursuant to Commission Order No. U-35299 issued June 22, 2021. In comparison, assuming for instance a weighted average annual interest rate of the storm recovery bonds of 4.08% in a base case scenario, this difference in the cost of capital yields savings (calculated using the amount requested to be financed by Cleco) of approximately $207 million on a net present value basis. Even in a downside scenario with an 1.92% increase in the weighted average interest rate, Cleco’s financial analysis demonstrates that the benefit will be approximately $112 million on a net present value basis under this Financing Order compared to the amount that would be recovered under traditional financing methods, assuming that the storm recovery bonds are issued at an 6.00% weighted average annual interest rate in relation to the principal amount sought to be financed in the Securitization Application as modified by the Ida Application. Cleco will be required to update the benefit analysis in the final Issuance Advice Letter to verify that the final amount financed provides savings compared to traditional financing methods.

3 § 1228(B).

Discussion and Statutory Overview

This Financing Order also includes a mechanism requiring that storm recovery charges be reviewed and adjusted at least semi-annually (i.e., every six months),4 to correct over-collections or under-collections during the preceding collection period and to ensure the projected recovery of amounts sufficient to provide timely payment of debt service on the storm recovery bonds and related financing costs. In addition, other interim adjustments to the storm recovery charges may be requested if necessary to assure timely payment of the storm recovery bonds. As an example, in addition to the semi-annual reviews, after the scheduled final payment date for the latest maturing tranche of the storm recovery bonds, quarterly reviews and adjustments will be required in order to assure the payment of debt service on the bonds and related ongoing financing costs. These provisions will help to ensure that the amount of storm recovery charges paid by customers is neither more nor less than the amount necessary to cover the storm recovery costs, storm recovery reserves amounts and financing costs of this financing.

The State of Louisiana has pledged to and agreed with the storm recovery bondholders, the owners of the storm recovery property, and other financing parties that the State of Louisiana will not:

(1)         Alter the provisions of the Securitization Act which authorize the Commission to create a contract right by the issuance of this Financing Order, to create storm recovery property, and to make the storm recovery charges imposed by this Financing Order irrevocable, binding, and nonbypassable charges;

(2)         Take or permit any action that impairs or would impair the value of the storm recovery property created pursuant to this Financing Order; or

(3)         Except for adjustments under any true-up mechanism established by the Commission, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the storm recovery bonds have been paid and performed in full.5

4 As provided by § 1228(C)(4).

5 §1234(B).

Discussion and Statutory Overview

In addition, the Commission pledges and covenants below in this Financing Order that after the earlier of the transfer of storm recovery property to an assignee or the issuance of storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of the storm recovery bonds and the related financing costs. “Indefeasible” in this context does not refer to the potential defeasance in the future of the storm recovery bonds, but rather that the payment and satisfaction of the bonds and related financing costs are permanent and cannot be revoked or made void. Except in connection with a refinancing or refunding of the bonds6 or to implement the true-up mechanism adopted by the Commission, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm recovery charges approved in this Financing Order.

Nothing in the State of Louisiana and Commission pledges and agreements described above precludes a limitation or alteration of this Financing Order and the storm recovery property if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.

Storm recovery property constitutes an existing, present contract right susceptible of ownership, sale, assignment, transfer, and security interest, and the property will continue to exist until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the storm recovery bonds have been recovered in full. In addition, the interests of an assignee or financing party in storm recovery property (as well as the revenues and collections arising from that property) are not subject to setoff, counterclaim, surcharge, or defense by Cleco or any other person or in connection with the bankruptcy of Cleco or any other entity.

6 As permitted in § 1228(F).

Discussion and Statutory Overview

Cleco has not requested, and this Financing Order does not grant, any authority to refinance storm recovery bonds authorized by this Financing Order. This Financing Order does not preclude Cleco from filing a request for a financing order to refinance, retire or refund the storm recovery bonds approved in this Financing Order upon a showing that the customers of Cleco would benefit and that such a financing is consistent with the terms of the outstanding storm recovery bonds. The Commission then may adopt a financing order providing for the retiring and refunding of storm recovery bonds.

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in Section 1227 of the Securitization Act.

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Description of Proposed Transaction

III.         DESCRIPTION OF PROPOSED TRANSACTION

A brief summary of the proposed financing transaction is provided in this section. A more detailed description is included in Section IV.C, titled “Structure of the Proposed Financing,” and in all the testimony and exhibits supporting the Securitization Application and the Ida Application (the “Securitization Testimony”).

The proposed financing structure has been used in two previous securitization financing transactions approved by the Commission,7 and includes all of the following:

a.	the creation of storm recovery property in favor of the Company;

b.	the issuance of storm recovery bonds by the SPE subsidiary of the Company (as detailed below);

c.	the sale of storm recovery property by the Company to the SPE assignee;

d.	the collection on behalf of the SPE of storm recovery charges by Cleco or its successors, as collection agent and servicer, which will be responsible for billing and collecting storm recovery charges from customers, and which charges will be trued-up periodically in order to ensure projected recovery of amounts sufficient to provide timely payment of the storm recovery bonds and financing costs; and

e.	the pledge of the storm recovery charges and rights under the servicing agreement by the SPE to the indenture trustee for the bondholders as security for the storm recovery bonds.

To facilitate the proposed securitization financing, Cleco proposes to use a special purpose storm recovery funding entity, the SPE, a wholly-owned subsidiary of Cleco, to which Cleco will transfer the storm recovery property, which includes the right to impose, collect, and receive storm recovery charges along with certain other rights arising pursuant to this Financing Order. Upon the effectiveness of this Financing Order, these rights are storm recovery property, a vested contract right of Cleco.

7 Order No. U-29157-B, authorizing securitization financing for Cleco’s storm recovery costs incurred as a result of Hurricanes Katrina and Rita, and Order No. U-31894-B, authorizing securitization financing under the similar Louisiana Electric Utility Investment Recovery Securitization Act for Entergy Louisiana LLC’s investment costs related to the Little Gypsy Unit 3 repowering project. In addition, the proposed financing structure was used after Hurricane Isaac in Entergy New Orleans, Inc.’s 2015 securitization financing under the Securitization Act authorized by New Orleans City Council Resolution No. R-15-193.

Description of Proposed Transaction

The SPE will issue storm recovery bonds and will transfer the net proceeds from the sale of the storm recovery bonds to Cleco in consideration for Cleco’s transfer of the storm recovery property to the SPE. The SPE is organized and will be managed in a manner designed to achieve the objective of maintaining the SPE as a bankruptcy-remote entity that would not be affected by the bankruptcy of Cleco or any other affiliates of Cleco or any of their respective successors or assigns. In addition, the SPE will have at least one independent manager whose approval will be required for major actions or organizational changes by the SPE.

The storm recovery bonds will be issued pursuant to an indenture administered by an indenture trustee. The storm recovery bonds will be secured by and payable solely out of the storm recovery property created pursuant to this Financing Order and other collateral described in Cleco's Securitization Testimony, including the SPE’s rights under the servicing agreement with Cleco. That collateral will be pledged by the SPE to the indenture trustee for the benefit of the holders of the storm recovery bonds and to secure payments due with respect to the bonds and related financing costs.

Pursuant to a servicing agreement, Cleco will act as the initial servicer of the storm recovery charges for the SPE, and it will undertake to collect such charges from the customers of Cleco and remit these collections to the indenture trustee on behalf and for the account of the SPE. The servicer will be responsible for making any required or allowed true-ups of the storm recovery charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer.

Storm recovery charges will be calculated to be sufficient at all times to pay the scheduled principal, interest and other related financing costs for the storm recovery bonds (including, when necessary, adjusting to bring principal payments on schedule over the next two succeeding payment dates). The initial storm recovery charges will be calculated pursuant to Rate Schedule SRCA. Semi-annual, or, after the scheduled final payment date for the latest maturing tranche of the storm recovery bonds, quarterly true-ups will be required and performed to ensure that the amount projected to be collected from storm recovery charges is sufficient to service the storm recovery bonds. The methodology for calculating the storm recovery charges is illustrated in Appendix B-1 and the form of true-up notice letter is attached as Appendix D. This methodology includes the allocation of revenue requirements among customer classes approved by the Commission in this Financing Order.

Description of Proposed Transaction

The Commission determines that Cleco's proposed transaction structure for the storm recovery charges should be utilized. This structure is designed based on resetting allocators for the storm recovery transaction annually in accordance with the class-by-class allocations resulting from Cleco’s annual base revenue forecast, with any over or under collection from any period added to or subtracted from, as the case may be, the anticipated revenue requirement for the upcoming period, subject to further modification in accordance with rating agencies requirements and the true-up mechanism adopted in this Financing Order. The storm recovery bonds’ amortization schedule is designed to result in relatively level and stable annual debt service and revenue requirements each year over the life of the storm recovery bonds.

The Commission has considered what degree of flexibility to afford to Cleco in establishing the terms and conditions of the storm recovery bonds, including but not limited to upfront and ongoing financing costs, scheduled final payment dates and legal maturity of the storm recovery bonds within the recommended duration, repayment schedules, variable versus fixed interest rates, the type and form of the transaction’s securities registration (such as form of registration, and public vs. private offering), credit enhancement features, and selection of certain transaction participants. Cleco and the SPE will be granted flexibility in such matters, subject to the terms of this Financing Order and the Issuance Advice Letter process.

In its Securitization Testimony, Cleco requested the authority to cause the issuance of storm recovery bonds in an aggregate principal amount of approximately $442 million, equal to the sum of: (a) approximately $242.9 million of the LPSC-jurisdictional portion of the storm recovery costs (but subtracting the $9.5 million of the then-existing prior storm reserve, which was fully depleted after Hurricane Laura, and $0.5 million of incentive compensation payroll loadings), plus (b) the costs of funding a restricted regular storm recovery reserve in the amount of approximately $100 million in a segregated restricted account for future storms, plus (c) the costs of funding a restricted special Hurricane Ida storm recovery reserve (the “Ida Reserve”) in the amount of $100 million in a separate restricted reserve account, plus (d) upfront financing costs, which were estimated at $9.0 million, and which are subject to further review (as provided in the next paragraph). Cleco has received no pertinent permanent governmental grant or insurance proceeds prior to the issuance of this Financing Order.

Description of Proposed Transaction

The Commission finds that Cleco should be permitted to finance its storm recovery costs (including storm recovery reserves costs) and upfront financing costs, as Cleco requests in the Securitization Application and the Ida Application, as adjusted in accordance with the terms of this Financing Order. The Commission is mindful of the fact that several of the components of these upfront financing costs will vary depending upon the size of the final issuance of the storm recovery bonds. Specifically, the Commission realizes that the SEC registration fee, the rating agency fees and underwriters' fees typically are proportional to the principal amount of the pertinent bonds. In addition, the SEC formula for calculating registration fees changes from time to time. Further, other upfront financing costs, such as legal and accounting fees and expenses, printing expenses and trustee costs will not be known until the issuance of the storm recovery bonds or even thereafter, when final invoices are submitted. Accordingly, in the Issuance Advice Letter, Cleco should update the financing costs being financed to reflect any change in the estimates of the SEC registration fee, the rating agency fees and underwriters' fees, as a result of a change in the size of the bond financing or a change in the SEC registration fee formula, and should otherwise update the estimates in light of then current information. The final upfront financing costs also will include the costs of the Commission Advisors. Cleco’s total upfront financing costs are estimated and capped at $9.0 million, and that amount will be used for purposes of calculating the aggregate principal amount of the storm recovery bonds. These amounts are preliminary and will be subject to further review on the following basis. Within ninety (90) days after the issuance of the storm recovery bonds, the initial upfront financing costs will be reviewed and reconciled to prudently and actually incurred costs. If actual upfront financing costs are less than the estimated upfront financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment will be reduced by the difference between the estimated upfront financing costs minus the actual upfront financing costs (together with income earned thereon through investment by the indenture trustee in eligible investments) and such unused difference (together with income earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the Commission finds that a portion of the upfront financing costs actually incurred by the SPE were not prudent, then the Company shall reimburse that portion by paying that amount into the restricted regular storm recovery reserve account. The Commission will not make or cause adjustments to the storm recovery charges, the storm recovery property, or the storm recovery bonds as a result of this review of the upfront financing costs, except in the manner expressly stated in this paragraph.

Description of Proposed Transaction

In addition, Cleco has requested that the ongoing financing costs incurred by the SPE in connection with the administration and servicing of the storm recovery bonds should not be included in the principal amount of the storm recovery bonds, but instead should be recovered through the storm recovery charges, subject to the periodic true-up of those charges as provided in this Financing Order. Many of these ongoing costs will not be known until they are incurred. Cleco will be the initial servicer and administrator. The annual servicing fee payable to Cleco following the issuance of the storm recovery bonds will be fixed at 0.05% of the initial principal amount of the storm recovery bonds, subject to the mechanism referred to in Findings of Fact Paragraph 60. The annual administration fee compensation to Cleco for providing administrative and support services to the SPE will be fixed at $100,000.00. In addition, Cleco, as initial servicer and administrator, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting and legal services as well as for other items of costs that will be incurred annually to support and service the storm recovery bonds after issuance. The servicing fee and the administration fee and any expenses incurred by Cleco under the servicing agreement and the administration agreement shall be included in any Cleco rate case in the manner provided in Ordering Paragraph 26. In the event that a servicer default occurs, the indenture trustee for the storm recovery bonds will be permitted to appoint a successor servicer with the consent of the SPE, which shall not be unreasonably withheld. The compensation of the successor servicer will be what is required to obtain the services and may be up to 0.60% of the initial principal amount of the storm recovery bonds per year without need of further Commission approval, or if Cleco (or the SPE or the financing parties) can reasonably demonstrate to the Commission that the services cannot be obtained at that compensation level under the market conditions at that time then at a higher annual servicing fee approved by the Commission. Furthermore, the Commission finds that Cleco may earn a rate of return on its capital investment in the SPE until returned by the SPE equal to the rate of interest established on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE that are funded first by the income earned thereon through investment by the indenture trustee in eligible investments and second by any deficiency being collected through the true-up adjustments, and further, any actual earnings in excess of that rate will be credited to customers through Rate Schedule SCSA. Cleco will make its capital contributions from its own funds and not from the proceeds of the storm recovery bonds. The Commission finds that Cleco should be permitted to recover its ongoing financing costs, as Cleco requests, in accordance with the terms of this Financing Order.

Description of Proposed Transaction

Finally, Cleco has requested (as adjusted with LPSC Staff) the establishment of a $95 million Ida Reserve to allow Cleco to fund storm recovery costs associated with Hurricane Ida at the lowest reasonable cost, without the delay and additional transaction costs associated with a separate later securitization financing transaction.  Amounts in the Ida Reserve would be used exclusively for Hurricane Ida storm recovery costs, until such time as all Hurricane Ida storm recovery activity is completed and accounted.  To the extent that Hurricane Ida storm recovery costs are ultimately less than $95 million, Cleco Power proposed that such remaining amounts in the Ida Reserve would then be transferred to the separate funded regular storm recovery reserve applicable to future storms, to be used exclusively for storm damage and other storm-related costs.  Because the storm recovery costs associated with Hurricane Ida will not be final prior to the consummation of the securitization financing, Cleco is requesting the establishment of the Ida Reserve.  Upon completion of the securitization financing and the finalization of Hurricane Ida storm costs, Cleco proposes to draw on the Ida Reserve for both the capital costs and the operations and maintenance expense associated with Hurricane Ida, as described in further detail in the Securitization Testimony of Cleco witness Tonita Laprarie.   Hurricane Ida storm recovery costs would be subject to prudence review by the Commission, and any cost deemed by the Commission upon audit to not be prudently incurred would be refunded to Cleco’s LPSC-jurisdictional customers in the manner ordered by the Commission.

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Findings of Fact

IV.          FINDINGS OF FACT

A.           Identification and Procedure

1.          Identification of Applicant and Application

1.	Cleco is a Louisiana limited liability company, providing integrated electric utility services, including the generation, purchase, transmission, distribution, and sale of electricity, to approximately 291,000 retail customers located in three non-contiguous service territories including part of twenty-four parishes in central and southeastern Louisiana.

2.	Cleco is a wholly-owned subsidiary of Cleco Corporate Holdings LLC, a Louisiana limited liability company.

2.          Procedural History

3.	On December 4, 2020, Cleco filed its Application: (I) for Recovery in Rates of Certain Storm Damage Costs Incurred as a Result of Hurricanes Laura, Delta and Zeta; and (II) Expedited Treatment (“Phase I Application”) to the Commission requesting, among other relief, authorization to recover on an interim basis its return on (calculated at the Company’s weighted average cost of capital) the Company’s storm damage costs incurred as a result of Hurricanes Laura, Delta, and Zeta. The Company proposed two phases for this proceeding. Phase I was a request for authorization for interim recovery relating to storm recovery costs. Phase II was a request for authorization to recover the Company’s final 2020 Hurricanes storm recovery costs, with a reconciliation of any interim recovery to the Commission’s final decision, to establish a new funded storm recovery reserve for future storms, and for securitization financing of the final storm damages costs and the new funded storm recovery reserve. At the time of the filing in December 2020, Cleco estimated the LPSC-jurisdictional share of its total 2020 Hurricanes storm damage costs to be approximately $202 million. Cleco stated that an immediate interim amount of retail jurisdictional revenue relief was needed in order to maintain the Company’s financial metrics and avoid significant constraints upon operations as well as capital projects.

Findings of Fact

On January 19, 2021, the Company re-urged its Phase I Application because of issues with notice of the initial December 4, 2020 filing in three parish journals. On February 5, 2021, the Phase I Application was re-published in the Commission’s Official Bulletin. Timely interventions were filed by: the Alliance for Affordable Energy, Cabot Corporation, and Packaging Corporation of America. The matter was referred to Administration Law Judge Joy Guillot.

4.	On May 19, 2021, the Commission authorized interim recovery as reflected in Order No. U-35807, issued May 21, 2021. The Commission allowed Cleco to collect through an interim storm surcharge $16 million annually as interim recovery. (The Commission has now determined that the total amount of the interim surcharge revenues billed and collected for the recovery of estimated storm recovery costs will be subject to a reconciliation calculation under the U-35807-A Revenue Requirement Order in this Phase II of Cleco's storm cost recovery docket, including the determination of the reasonable carrying cost. This reconciliation calculation will compare the amounts collected through interim relief against the final determined amount of carrying cost return allowed to be collected on the retail jurisdiction rate base amount of the finally approved storm recovery costs, as ultimately established by the U-35807-A Revenue Requirement Order. The over-collection determined by this separate reconciliation calculation will be added to the regular storm recovery reserve, and will not affect the principal amount of the storm recovery bonds.) In Order No. U-35807, the Commission also authorized Cleco to include as a regulatory asset, for accounting purposes only, an estimated amount for depreciation from capital costs, operations and maintenance expense, and increased property taxes associated with the capital replacements associated with the 2020 Hurricanes.

5.	Order No. U-35807 reflected the Company commitment to make a request for the securitization financing of its storm damage amounts.

Findings of Fact

6.	On August 5, 2021, Cleco submitted its Securitization Application for Phase II to the Commission requesting (a) the final determination of the prudent and allowable costs of the storms recovery activities as the result of the 2020 Hurricanes and the 2021 Winter Storms, (b) the determination of the reasonable carrying cost, including for the Phase I interim storm recovery, (c) the final classification between capital costs and operations and maintenance expense, including for the application of the $9.5 million in the then-existing storm recovery reserve, and (d) the Commission to issue two orders simultaneously in the Phase II proceeding, a “Revenue Requirement Order” and a “Financing Order”. The Securitization Application further requested authorization to finance, through the issuance of securitized storm recovery bonds, the amount of approximately $342 million, equal to the sum of: (i) approximately $242.9 million of the LPSC-jurisdictional portion of the storm recovery costs for the 2020 Hurricanes and 2021 Winter Storms (but subtracting the approximately $9.5 million of the then-existing balance of the prior storm recovery reserve, and subtracting $0.5 million of incentive compensation payroll loading) (all calculated as of May 31, 2021), plus (ii) the costs of funding a new restricted storm recovery reserve in the amount of $100 million in a segregated restricted account, plus (iii) upfront financing costs, which were estimated at $9.0 million but which would be subject to further review and adjustment as provided in this Financing Order. The Securitization Application also requested approval and authorization of the proposed financing structure, including the ongoing financing costs, the creation of storm recovery property and its sale by Cleco to its special purpose financing subsidiary, and rate schedules implementing these requests.

7.	In its Securitization Testimony, Cleco submitted evidence demonstrating additional storm recovery costs incurred by Cleco in connection with two additional significant weather events that occurred after the filing of Cleco’s Phase I Application for interim rate relief. These February 2021 winter ice storms occurred in two waves, winter storm Uri beginning on February 14, 2021, and winter storm Viola beginning on February 17, 2021. Cleco requested to include an additional approximately $10.5 million of storm recovery costs associated with the 2021 Winter Storms as part of the securitization financing.

Findings of Fact

8.	In its Ida Application filed on September 28, 2021, Cleco requested the previously requested amount of $342 million be increased by $100 million to be $442 million, to fund the special Ida Reserve in the amount of $100 million. Cleco thus requested the inclusion of that added $100 million amount in the amounts to be financed through the storm recovery bonds and accordingly adjusted various costs, benefits, calculations and proposed amortization schedule for the securitization financing.

9.	In its Securitization Testimony (as supplemented) for a financing order under Section 1228(A) of the Securitization Act, Cleco sought to finance and to cause the issuance of storm recovery bonds in an aggregate principal amount of approximately $442 million, equal to the sum of: (a) approximately $242.9 million, representing the LPSC-jurisdictional portion of the $255.7 million storm recovery costs (calculated as of May 31, 2021), minus $10 million in adjustments, [8] plus (b) the costs of funding a restricted regular storm recovery reserve in the amount of approximately $100 million in a segregated restricted account, plus (c) the costs of funding a restricted special Ida Reserve in the amount of $100 million in a segregated restricted account, plus (d) upfront financing costs, which were estimated at $9.0 million but which are subject to further review and adjustment as provided in this Financing Order.

10.	The Securitization Application includes the supplemental Ida Application and the respective schedules, attachments, and testimony and related exhibits to each.

11.	Cleco and the Commission Staff have entered into an Uncontested Proposed Stipulated Settlement dated March 24, 2022 for Phase II (the “Stipulated Settlement”) and have filed, with supporting testimony, an Unopposed Joint Motion for Consideration by the Commission Pursuant to Rule 57 and Approval of the Uncontested Proposed Stipulated Settlement. All of the intervenors, Packaging Corporation of America, Cabot Corporation, and The Alliance for Affordable Energy, either supported or did not oppose the resolution of all issues in this Docket No. U-35991.

8 The combined approved storm recovery costs of the 2020 Hurricanes and the 2021 Winter Storms is $255.7 million. Utilizing the LPSC-jurisdictional base revenue allocator of 95.01% as then-requested, the LPSC-jurisdictional storm recovery costs then-requested were $242.9 million. Adding to these requested $242.9 million in storm recovery costs first the $100 million for funding the new restricted regular storm reserve for future storms, second the then-requested $100 million for funding the special Ida Reserve, and third the $9.0 million in estimated upfront financing costs, and subtracting the approximately $9.5 million balance of the then-existing prior storm reserve which was used after Hurricane Laura, and subtracting $0.5 million of incentive compensation payroll loading, resulted in a then-requested total of approximately $442 million. As discussed below, the Stipulated Settlement altered these numbers in part.

Findings of Fact

12.	On March 30, 2022, the Commission, pursuant to Rule 57 of its Rules of Practice and Procedure, approved the U-35807-A Revenue Requirement Order determining that Cleco is entitled to recover $242.4 million[9] of storm recovery costs, $100 million to fund regular storm recovery reserves, $95 million to fund the Ida Reserve, and (for purposes of calculating the principal amount financed) $9.0 million in upfront financing costs. After making additional deductions and adjustments in the U-35807-A Revenue Requirement Order, the approved securitization principal total is $424.1 million, subject to further adjustments to be made as stated in this Financing Order.

13.	On March 30, 2022, the Commission, pursuant to Rule 57 of its Rules of Practice and Procedure, approved this Financing Order at its Business and Executive Session (and the U- 35807 Revenue Requirement Order, concluding Phase II as well as Phase I).

B.           Financing Costs and Amount to be Financed

1.          Storm Recovery Costs

14.	Storm recovery costs are defined by Sections 1227(13) and (16) to include costs incurred by Cleco in activities connected to the restoration of service associated with electric power outages affecting its customers as a result of storms and, if the Commission deems appropriate, the costs to fund and finance any storm recovery reserves. The 2020 Hurricanes, the 2021 Winter Storms and 2021 Hurricane Ida all are included within the scope of the definition of storm in Section 1227(12).

9 The Stipulated Settlement agrees to use an updated 94.79% LPSC-jurisdictional allocator, which applied to $255.7 million in approved storm recovery costs results in $242.4 million in approved LPSC-jurisdictional storm costs.

Findings of Fact

15.	Pursuant to the U-35807-A Revenue Requirement Order, the Commission determined that Cleco has incurred LPSC-jurisdictional storm recovery costs (excluding Hurricane Ida) that were reasonable and prudent in the aggregate amount of $242.4 million. The storm recovery costs include estimates of $1.4 million for identified Hurricane Laura storm recovery activities (excluding Hurricane Ida) that are not yet complete. After these projects are complete, as provided in the U-35807-A Revenue Requirement Order Cleco will submit to the Commission Staff a final accounting which will be reviewed and reconciled by the Commission Staff to prudently and actually incurred storm recovery costs for these projects. If the actual prudently incurred storm recovery costs for these projects are lower than the estimated $1.4 million included in the principal amount financed, the difference will be credited to the regular storm recovery reserve account. If the actual prudently incurred storm recovery costs are higher than the estimated $1.4 million, the balance will be charged to the regular storm recovery reserve account. The Commission will not make or cause adjustments to the storm recovery charges, the storm recovery property, or the storm recovery bonds as a result of this review and reconciliation. The resulting $242.4 million costs constitute storm recovery costs under the Securitization Act and are eligible for recovery pursuant to this Financing Order. The Stipulated Settlement and the U-35807-A Revenue Requirement Order provide for certain agreed reductions to costs for items that total to a $22.3 million subtraction from the $242.4 million in costs.

16.	Cleco has proposed securitization financing of the gross amount of storm recovery costs before any reduction for the income tax benefits and other tax effects relating to the incurrence of such costs. The tax benefits or other tax effects include with respect to accumulated deferred income taxes (a) the deduction of storm related operation and maintenance expenses, (b) the tax depreciation relating to the capitalized storm recovery costs, and (c) the casualty loss tax deduction. Cleco has agreed that the allowed benefits associated with these deferred taxes inure to the benefit of customers as reflected in Rate Schedule SCSA.

Findings of Fact

17.	Pursuant to the U-35807-A Revenue Requirement Order, the Commission determined that the level of regular storm recovery reserves for future storms in the amount of $100 million is appropriate. The regular storm recovery reserve costs constitute storm recovery costs under the Securitization Act and are eligible for recovery and financing through storm recovery bonds pursuant to this Financing Order.

18.	Pursuant to the U-35807-A Revenue Requirement Order, the Commission determined that the level of the special Ida Reserve in the amount of $95 million is appropriate. The costs to fund and finance this Ida Reserve constitute storm recovery costs under the Securitization Act and are eligible for recovery and financing through storm recovery bonds pursuant to this Financing Order.

2.          Upfront and Ongoing Financing Costs

19.	Upfront financing costs are those that will be incurred in advance of, or in connection with, the issuance of the storm recovery bonds, and those costs will be recovered or reimbursed from storm recovery bond proceeds, except as otherwise provided in this Financing Order. Consistent with Section 1227(5)(c), upfront financing costs include, without limitation, underwriting costs (fees and expenses of underwriters and their counsel), rating agency fees, costs of obtaining additional credit enhancements (if any), costs of entering into hedge and swap transactions (if any), fees and expenses of Cleco's legal advisors, accountants, and structuring advisor, SEC registration fees, original issue discount, external servicing costs, fees and expenses of the Commission Advisors, fees and expenses of the indenture trustee for the bondholders and its counsel, printing and filing costs, formation and setup costs relating to the SPE, non-legal securitization proceeding costs and expenses of Cleco, and miscellaneous administrative costs. The upfront financing costs (excluding costs of obtaining any credit enhancements, if any) are capped at the estimated amount of $9.0 million, which $9.0 million amount will be included in the principal amount of the storm recovery bonds under this Financing Order, subject to later review under Findings of Fact Paragraph 23 and Ordering Paragraph 3.

Findings of Fact

20.	Ongoing financing costs are those that will be incurred annually to support and service the storm recovery bonds after issuance, and those costs will be recovered or paid from storm recovery charges. Consistent with Section 1227(5)(c), the ongoing financing costs include, among other costs, servicing fees, administrative fees, fees and expenses of the indenture trustee and its counsel, external accountants' fees, external legal fees and expenses, ongoing costs of additional credit enhancement (if any), costs of hedge and swap transactions (if any), independent manager's fees, rating agency fees, printing and filing costs, true-up administration fees, fees and expenses of counsel for Cleco and the SPE, the ongoing financing costs set forth in Findings of Fact Paragraph 82, and other miscellaneous costs.

21.	The actual upfront financing costs and certain ongoing financing costs will not be known until on or about the date the storm recovery bonds are issued; other upfront and ongoing financing costs may not be known until such costs are incurred. In consultation with the Commission Staff and Commission Advisors, Cleco and the SPE will select the underwriters. Except for underwriters and indenture trustee services, it will not be practical for Cleco or the SPE to solicit proposals for other ongoing services.

22.	Cleco has provided estimates of upfront financing costs totaling approximately $9.0 million in Appendix C. Cleco has also provided in Appendix C estimates of ongoing financing costs for the first year following the issuance of the storm recovery bonds to be approximately $596,988.00, assuming Cleco is the servicer. Cleco shall update the estimate of ongoing financing costs prior to the pricing of the storm recovery bonds as part of the Issuance Advice Letter process.

23.	Within ninety (90) days after the issuance of the storm recovery bonds, Cleco will submit to the Commission Staff a final accounting of its upfront financing costs which will be reviewed and reconciled by the Commission Staff to prudently and actually incurred costs. If the actual upfront financing costs are less than the estimated $9.0 million upfront financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the difference between the estimated upfront financing costs minus the actual upfront financing costs (together with income earned thereon through investment by the indenture trustee in eligible investments) and such unused difference (together with income earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the Commission finds that a portion of the upfront financing costs actually incurred by the SPE were not prudent, then the Company shall reimburse that portion by paying that amount into the restricted regular storm recovery reserve account. The Commission will not make or cause adjustments to the storm recovery charges, the storm recovery property, or the storm recovery bonds as a result of this review of the upfront financing costs, except in the manner expressly stated in this paragraph.

Findings of Fact

3.          Adjustments to the Amount Financed for Rounding, but not for Interim Collections and Carrying Costs

24.	As provided in the U-35807-A Revenue Requirement Order and Findings of Fact Paragraph 15, the amount of storm recovery costs included in the principal amount of the storm recovery bonds will not be adjusted to account for the reconciliation that calculates the excess of the amount of interim surcharge revenues actually collected from customers over the amount of carrying costs eligible for recovery from customers pursuant to the Stipulated Settlement. Instead, a preliminary adjustment has been calculated and reflected in the U-35807-A Revenue Requirement Order and the principal amount authorized therein and herein, and a final reconciliation will be made pursuant to the U-35807-A Revenue Requirement Order after the issuance of the storm recovery bonds. The excess amount calculated in that reconciliation will be paid into the restricted regular storm recovery reserve account, and will not affect the storm recovery charges, the storm recovery property, or the storm recovery bonds.

25.	Cleco should be authorized, as part of the Issuance Advice Letter process, to adjust the initial principal amount of the storm recovery bonds to be rounded up to the nearest $1 million. The rounding amount will be an addition to the restricted regular storm recovery reserve.

4.          Amount to be Financed

26.	Cleco should be authorized to cause storm recovery bonds to be issued by its SPE in an aggregate principal amount of $424.1 million, to be established pursuant to Ordering Paragraph 25, equal to the sum of: (a) $242.4 million of storm recovery costs pursuant to the U-35807-A Revenue Requirement Order, plus (b) the costs of funding a restricted regular storm recovery reserve in the amount of $100 million in a segregated restricted account, plus (c) the costs of funding the special Ida Reserve in the amount of $95 million in a separate segregated restricted account, plus (d) upfront financing costs which are set (for this purpose) at $9.0 million (but are subject to further review as provided in Findings of Fact Paragraph 23), minus (e) certain reductions for items agreed in the Stipulated Settlement and the U-35807-A Revenue Requirement Order of $22.3 million, with such sum being further subject to any plus or minus adjustment, pursuant to the Issuance Advice Letter, to reflect the costs of any approved credit enhancement or any rounding amount under Findings of Fact Paragraph 25.

5.          Designee Appointment; Issuance Advice Letter Process

27.	Because the actual structure and pricing of the storm recovery bonds and the precise amounts of upfront and ongoing financing costs will not be known at the time that this Financing Order is issued, Cleco has proposed a process by which the terms of the storm recovery bonds can be reviewed by the Commission Staff, the Commission Advisors and the Commission designee appointed below as they are developed and finalized and by which the final transaction terms and costs can be approved.

Findings of Fact

28.	Cleco has requested that the Commission appoint a designee (the “Designee”) who is authorized to approve, by concurrence, the final terms, structuring and pricing of the transaction as set forth in the final Issuance Advice Letter. The Designee’s review of and concurrence with the Issuance Advice Letter, based upon advice of the Commission's Staff and Commission Advisors, shall be limited to determining that (i) the final structuring, terms and pricing of the storm recovery bonds in the Issuance Advice Letter are consistent with the criteria established in this Financing Order and (ii) the mathematical calculations are accurate. The Designee shall approve the final Issuance Advice Letter if he determines that those two standards are met and such approval will be final, irrevocable and incontestable without need of further action by the Commission. The Commission finds that the appointment of a Designee is a reasonable method to protect customers and to assure Cleco and the investing public that all approvals in connection with the issuance of the storm recovery bonds have been obtained as further provided in Findings of Fact Paragraphs 36 and 37. The Commission Executive Secretary, or in his absence or incapacity the Chairman (and in his absence or incapacity, the Vice Chairman), is appointed as Designee, with individual authority to take action in that capacity (subject to Ordering Paragraph 8).

29.	Following determination of the final terms of the storm recovery bonds and prior to the issuance of such bonds, Cleco must submit to the Commission Staff no later than two (2) business days after the pricing of the bonds an “Issuance Advice Letter”. The Issuance Advice Letter will include the estimated and capped total upfront financing costs of the storm recovery bonds set at $9.0 million, the updated estimated ongoing financing costs of administering and supporting the bonds, the required principal amount of the bonds, as well as the interest rates and other terms of the bonds. The Issuance Advice Letter will be completed to report the actual dollar amount of the initial storm recovery charges and other information specific to the storm recovery bonds to be issued. The submitted Issuance Advice Letter shall be substantially in the form of Appendix A to this Financing Order.

30.	Cleco will submit a draft Issuance Advice Letter to the Commission Staff for review no later than two weeks prior to the expected date of initial marketing of the storm recovery bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff will provide to Cleco any comments that Staff may have regarding the adequacy of the information provided, in comparison to the required elements of the Issuance Advice Letter.

Findings of Fact

31.	A second draft Issuance Advice Letter shall be submitted by Cleco to the Commission Staff within two (2) business days before the scheduled pricing date of the storm recovery bonds, or such other date agreed to by the Company and the Commission Designee.

32.	A final Issuance Advice Letter shall be submitted by Cleco to the Commission Staff within two (2) business days after the pricing of the storm recovery bonds, which shall contain or attach certificates from the Company and its bookrunning underwriters that include certification that the structure and pricing of the bonds complies with the terms of this Financing Order, including without limitation Findings of Fact Paragraph 101 and Ordering Paragraph 6. Only Cleco is required to sign the final Issuance Advice Letter. The bookrunning underwriter(s) certificate(s) will be attached to the final Issuance Advice Letter.

33.	The Commission Staff, the Designee and the Commission Advisors shall provide prompt input to Cleco on Issuance Advice Letter filings so that any potential objections or issues regarding the information provided, including but not limited to the structuring and pricing of the storm recovery bonds, can be addressed as soon as practicable. The Commission acknowledges that the rejection of any pricing of the storm recovery bonds after an underwriting agreement is executed could have adverse consequences to Cleco in its future financing activities.

34.	The completion and filing of an Issuance Advice Letter substantially in the form of the issuance advice letter attached as Appendix A is necessary to ensure that any securitization financing actually undertaken by Cleco complies with this Financing Order.

35.	The final Issuance Advice Letter will update the benefit analysis of the net present value of the savings resulting from securitization, as compared to traditional methods of financing storm recovery costs.

Findings of Fact

36.	Within one business day of receipt of the final Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a concurrence statement (the “Concurrence”) and delivering a copy to Cleco, or (b) reject the Issuance Advice Letter and state the reasons therefor. The Designee’s review of the Issuance Advice Letter shall be limited to the matters specified in Findings of Fact Paragraph 28. The Designee shall approve the transaction using the form of Concurrence attached as Attachment 5 to the Issuance Advice Letter. A change in market conditions between the date and time of the actual pricing of the storm recovery bonds and that of the Designee’s review of the Issuance Advice Letter shall not constitute grounds for rejecting the Issuance Advice Letter.

37.	The Designee's approval of the Issuance Advice Letter through the Concurrence shall be final, irrevocable, and incontestable without need of further action by the Commission and shall establish and evidence the binding approval by the Commission of the structuring, terms and pricing of the storm recovery bonds and all related documents and security as being consistent with this Financing Order. The Designee's approval of the Issuance Advice Letter shall, pursuant to the Commission's authority under this Financing Order and without the need for further action by the Commission, constitute the affirmative and conclusive authorization for Cleco and the SPE to execute the issuance of the storm recovery bonds on the terms set forth in the Issuance Advice Letter.

Findings of Fact

6.          Customer Benefits

38.	The Securitization Act permits the Commission to consider whether the proposed structuring, expected pricing, and financing costs of the storm recovery bonds are reasonably expected to result in lower overall costs or would mitigate rate impacts to customers as compared with traditional methods of financing or recovering storm recovery costs. The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated, lower interest bearing debt. In this proceeding, the Commission finds that Cleco's financial analysis and Securitization Testimony shows that the financing as proposed by Cleco will produce a significant benefit to customers on a net present value basis as compared to conventional utility financing methods or alternative methods of recovery of storm recovery costs (including any storm recovery reserves). Cleco’s weighted average cost of capital from July 1, 2021, is 9.09% (grossed-up for taxes). Cleco’s weighted average cost of capital includes the equity component from Cleco’s Commission-authorized return on equity, which was established pursuant to Commission Order No. U-35299 issued June 22, 2021. In comparison, assuming for instance a weighted average annual interest rate of the storm recovery bonds of 4.08% under a base case scenario, this difference in the cost of capital yields savings, on a net present value basis, of approximately $207 million for the customers. Even if interest rates increase before the issuance of the storm recovery bonds (from the base case assumption of 4.08% to a level as high as 6.00%), the savings for customers will remain significant (approximately $112 million on a net present value basis). The Commission finds that these benefits are reasonably expected to result in lower overall costs to customers as compared to traditional methods of financing or recovering storm recovery costs so long as the weighted average interest rate on all tranches of the storm recovery bonds is less than Cleco’s weighted average cost of capital.

39.	The Securitization Act recognizes that this securitization financing is a valid public purpose. The Commission acknowledges that the lower interest rate obtainable on the storm recovery bonds requires that the Commission's obligations under this Financing Order be direct, irrevocable, unconditional and legally enforceable against the Commission.

Findings of Fact

C.           Structure of the Proposed Financing

1.          The Special Purpose Entity (The “SPE”)

40.	For purposes of this securitization, Cleco has created the “SPE”, a special purpose storm recovery funding entity that, as contemplated by Section 1228(D)(2), is a Louisiana limited liability company formed with Cleco as its sole member.[10] The SPE is formed for the limited purpose of acquiring storm recovery property, issuing storm recovery bonds in one or more tranches, and performing other activities relating thereto or otherwise authorized by this Financing Order. The storm recovery property acquired by the SPE may include additional storm recovery property authorized by the Commission in a subsequent separate financing order in connection with the issuance of an additional subsequent series of storm recovery bonds authorized in such subsequent financing order. Each series of additional storm recovery bonds issued by the SPE will have recourse only to the storm recovery property of that series and will be nonrecourse to the SPE’s other assets (including the storm recovery property under this Financing Order). The SPE will not be permitted to engage in any other activities and will have no assets other than storm recovery property and related assets to support its obligations under the storm recovery bonds. Obligations relating to the storm recovery bonds will be the SPE's only significant liabilities. These restrictions on the activities of the SPE and restrictions on the ability of Cleco to take action on the SPE's behalf are imposed to achieve the objective of ensuring that the SPE will be bankruptcy remote and not affected by a bankruptcy of Cleco. The SPE will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the storm recovery bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with Cleco other than acting as independent managers for any other bankruptcy-remote subsidiary of Cleco or its affiliates. The SPE will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of the SPE without the written consent of Cleco as the sole member plus the affirmative vote of a majority of its managers, including the affirmative vote of all independent managers. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge, without the affirmative vote of Cleco as the sole member plus the unanimous affirmative vote of its managers, including the affirmative vote of all independent managers.[11] . Additionally, Cleco shall not apply for judicial dissolution of the SPE, and Cleco is not permitted to and shall not withdraw from or otherwise cease to be a member of the SPE for any reason whatsoever, including that Cleco itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the SPE is substituted for Cleco, until all storm recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full. Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies. In addition, the Commission will waive any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.

10 The SPE is a different legal entity than the subsidiary Cleco Katrina/Rita Hurricane Recovery Funding LLC created pursuant to Order No. U-29517-B

11 § 1228(D)(2).

Findings of Fact

41.	The initial capital of the SPE is a nominal amount of $1,000.00. Concurrently with the issuance of the storm recovery bonds, an amount that will not be less than 0.50% of the original principal amount of the storm recovery bonds will be invested by Cleco (from separate funds) in the SPE as provided in Findings of Fact 69. Adequate funding of the SPE will minimize the possibility that Cleco would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE, and is a factor in treating the financing as a borrowing by Cleco for federal income tax purposes. A sufficient level of capital is necessary to minimize the risk that the SPE would not be treated as bankruptcy remote from Cleco and, therefore, assist in achieving the lowest reasonable cost to customers for the storms' damage.

42.	The use and proposed structure of the SPE and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transaction and to minimize the storm recovery charges. Therefore, the use and proposed structure of the SPE should be approved. The Commission will not exercise any authority to approve or not approve any independent manager of the SPE selected by the Company.

Findings of Fact

2.          Structure and Documents

43.	The SPE will issue storm recovery bonds in one or more tranches, in an aggregate amount not to exceed the principal amount approved pursuant to this Financing Order. The SPE will pledge to the indenture trustee, as collateral for payment of the storm recovery bonds, the storm recovery property, including the SPE's right to receive the storm recovery charges as and when collected, and certain other collateral described in Cleco's Securitization Testimony.

44.	Concurrent with the issuance of any of the storm recovery bonds, Cleco will transfer to the SPE Cleco's rights under this Financing Order, including without limitation rights to impose, collect, and receive storm recovery charges approved in this Financing Order, but excluding Cleco’s rights (i) to recover prudently incurred storm recovery costs for additional Hurricane Laura related work in excess of the $1.4 million in project costs included in the principal amount financed by netting against the restricted regular storm recovery reserve, (ii) to earn and recover the authorized rate of return on Cleco’s capital investment in the SPE, and (iii) to receive the annual administrative fee and annual servicing fee and expenses under the contracts approved pursuant to this Financing Order (collectively, the “Company Retained Rights”). This transfer will be structured so that it will qualify as a true sale within the meaning of Section 1230(1). By virtue of the transfer, the SPE will acquire all of the right, title, and interest of Cleco in the storm recovery charges arising under this Financing Order.

45.	The revenue calculation of the storm recovery charges authorized by this Financing Order will be at all times sufficient to pay the scheduled principal of and interest on the storm recovery bonds, together with related financing costs. The storm recovery bonds will be issued pursuant to the indenture administered by the indenture trustee for the bondholders. The indenture will include provisions for a collection account and subaccounts for the collection and administration of the storm recovery charges and payment or funding of the principal and interest on the storm recovery bonds and other financing costs in connection with the storm recovery bonds, as described in Cleco's Securitization Testimony. Any storm recovery charge revenues not required for the current payment of scheduled principal and interest due on the storm recovery bonds, together with related financing costs, including but not limited to the funding of any overcollateralization or reserve account, will be available to pay such amounts in a future period.

Findings of Fact

46.	Cleco will prepare and submit to the Commission Staff and Commission Advisors proposed forms of an Indenture, a Limited Liability Company Operating Agreement (for the SPE), a Sale Agreement, an Administration Agreement, and a Servicing Agreement, which set out in substantial detail certain terms and conditions relating to the transaction and security structure. Each of these documents will be reviewed and approved by the Commission Staff and Commission Advisors consistent with Findings of Fact Paragraph 98 and the Issuance Advice Letter process.

47.	Cleco will also prepare and submit a proposed form of prospectus and term sheet or other offering documents to be used in connection with the offering and sale of the storm recovery bonds. These offering materials will be subject to review and comment by Commission Staff and Commission Advisors consistent with Findings of Fact Paragraph 98 and the Issuance Advice Letter process.

3.          Credit Enhancement and Arrangements to Enhance Marketability

48.	Cleco has not requested approval to use variable rate bonds or any hedges or swaps that might be used in connection therewith.

49.	In current market conditions, it is uncertain whether the benefits of an interest rate swap within the storm recovery bond structure will outweigh the costs of researching and preparing the swap and result in lower storm recovery charges.

50.	An interest rate swap within the storm recovery bond structure could expose customers to higher risks in relation to the storm recovery charges and the ability of the swap counterparty to meet its obligations.

Findings of Fact

51.	The Commission concurs that the use of variable rate debt and the associated interest rate swaps or hedges is not advantageous or cost effective for customers.

52.	Credit enhancements (beyond those proposed in the Securitization Application) are not anticipated to be necessary. Nonetheless, the Company will propose the use of additional forms of credit enhancement (including letters of credit, overcollateralization accounts or reserve or other subaccounts, or surety bonds) and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if necessary, but only if such arrangements are reasonably expected to result in net benefits to customers. It may not be known until the storm recovery bonds are about to be issued whether the use of credit enhancements will be necessary. That decision therefore is appropriate to be made as part of the Issuance Advice Letter process. Cleco also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of upfront financing costs to be financed. Cleco should be permitted to recover the upfront financing and ongoing financing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s financial advisor (Sisung Securities Corporation) and Cleco agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs pursuant to the Issuance Advice Letter process and Findings of Fact Paragraph 72. If the use of credit enhancements or other arrangements is proposed by Cleco, Cleco shall provide to the Commission’s financial advisor copies of cost/benefit analyses, if any, performed by or for Cleco that support the request to use such arrangements. It would not be equitable for Cleco to have to bear any of the costs for such credit enhancements when the only reason for their incurrence would be to achieve lower storm recovery costs to customers than would result without the credit enhancement. The costs of credit enhancements provided for herein shall not be subject to the $9.0 million cap on upfront financing costs, and will not be included in the adjustment calculations described in Findings of Fact Paragraph 23. Any such upfront costs will be reflected in the Issuance Advice Letter. This finding does not apply to the collection account, or its subaccounts, including any reserve account, which are approved elsewhere in this Financing Order.

Findings of Fact

53.	Cleco’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, if the Commission Designee determines, based upon the advice of the Commission’s financial advisor (Sisung Securities Corporation), that the enhancements or arrangements provide benefits greater than their costs. Consistent with Findings of Fact Paragraph 97, utility securitization financings using the transaction structure approved by this Financing Order generally do not require additional credit enhancement to obtain the desired higher ratings.

4.        Storm Recovery Property

54.	Pursuant to Section 1227(17), the storm recovery property consists of the following:

(1)	the rights and interests of Cleco or the successor or assignee of Cleco under this Financing Order, including the right to impose, bill, charge, collect, and receive storm recovery charges authorized in this Financing Order and to obtain periodic adjustments to such charges as are provided in this Financing Order, except for the Company Retained Rights, and

(2)	all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the first numbered bullet of this Paragraph, regardless of whether such revenues, collections, claims, rights to payments, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

Findings of Fact

The storm recovery property does not include Cleco’s rights and obligations under the storm recovery bonds transaction documents, such as the Servicing Agreement and the Administration Agreement, and the other Company Retained Rights.

55.	As of the effective date of this Financing Order, storm recovery property is created and established for the benefit of Cleco, which storm recovery property, pursuant to Section 1229(A) and Section 1230(3), is incorporeal movable property in the form of a vested contract right and is a contractual obligation of irrevocability by the Commission in favor of Cleco, its assignees and the financing parties.

56.	Pursuant to Section 1228(C)(7) and Section 1229(B), the storm recovery property created by this Financing Order will continue to exist until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full.

57.	Storm recovery property and all other collateral will be held (in pledge) and administered by the indenture trustee pursuant to the indenture, as described in Cleco's Securitization Testimony. This proposal will help ensure the desired highest bond credit ratings and therefore lower storm recovery charges and should be approved.

Findings of Fact

5.          Servicer and the Servicing Agreement

58.	Cleco will execute a servicing agreement with the SPE. The servicing agreement may be amended, renewed or replaced by another servicing agreement. Cleco will be the initial servicer. Cleco will not voluntarily assign or outsource this responsibility except with the Commission’s prior approval and upon a demonstration that the costs under an alternative arrangement will be no more than if Cleco continued to perform such services itself, or there is another affiliate that will provide such services at the same or lower cost than if Cleco continued to perform such services itself, or there is a successor entity to Cleco as the result of a merger or other restructuring that assumes Cleco’s responsibilities as the servicer and administrator. However, Cleco may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement. Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable storm recovery charges for the benefit and account of the SPE or its assigns or pledgees, to make the periodic true-up adjustments of storm recovery charges required or allowed by this Financing Order, and to account for and remit the applicable storm recovery charges to or for the account of the SPE or its assigns or pledgees in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture for the storm recovery bonds, or the indenture trustee's designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of storm recovery bonds, shall appoint an alternate party to replace the defaulting servicer, with the SPE’s prior written consent (which shall not be unreasonably withheld), in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement and Ordering Paragraph 42. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement. The rights of the SPE under the servicing agreement will be included in the collateral pledged by the SPE to the indenture trustee under the indenture for the benefit of holders of the storm recovery bonds.

59.	The servicer shall remit storm recovery charges to the SPE or the indenture trustee each servicer business day in accordance with the methodology described in the servicing agreement consistent with the Stipulated Settlement. Thus, while Cleco is the servicer, this methodology will include remittances based on estimated daily collections (subject to subsequent reconciliation with actual customer receipts), using a weighted average balance of days outstanding on retail bills and prior year’s write-off experience. Cleco will not be required to credit customers with any earnings accruing to Cleco on transferred and untransferred daily collections of storm recovery charges.

Findings of Fact

60.	The servicer will be entitled to an annual servicing fee fixed at 0.05% of the initial principal amount of the storm recovery bonds, subject to the mechanism described in Ordering Paragraph 26 (to include those fees as an identified revenue credit in each rate case next following collection of those fees), which ensures that both the customers and the Company are protected in the event the costs of servicing are greater or lesser than the fixed servicing fee. That methodology (the fixed fee and mechanism contained in that Ordering Paragraph) ensures that the annual servicing fee will include only those costs related to the servicing function and that customers will not be charged twice for the same costs. Ongoing external information technology costs, bank wire fees, and internal legal fees related to the servicing agreement are part of this servicing fee. In addition, Cleco, as initial servicer and administrator, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting and external legal services as well as for other items of costs that will be incurred annually to support and service the storm recovery bonds after issuance. The Commission approves the servicing fee as described herein as reasonable. The Commission also approves, in the event of a default by Cleco as the initial servicer resulting in the appointment of a successor non-affiliate servicer, a higher annual servicing fee not to exceed 0.60% of the initial principal amount of the storm recovery bonds, unless Cleco (or the SPE or the financing parties) demonstrates to the Commission that a higher servicing fee must be paid in order to obtain the services based on the prevailing market conditions at that time and the Commission approves such higher fee at such time as provided in Ordering Paragraph 42. To the extent a higher servicing fee is caused by the replacement appointment of a non-affiliate servicer due to the negligence, misconduct or termination for cause of Cleco or affiliate servicer, the servicing agreement will provide (for the benefit of the Commission) that Cleco shall bear the increased portion, and not its customers. In addition to the annual servicing fee, Cleco will be entitled to an annual administration fee for providing administrative and support services to the SPE fixed at $100,000.00 (with no escalation). The Commission approves the administration fee as described herein as reasonable.

Findings of Fact

61.	The obligations to continue to provide service and to collect and account for storm recovery charges will be binding upon Cleco and any other entity that provides transmission and distribution electric services to Cleco's LPSC-jurisdictional customers or, if the Company’s transmission and distribution business is split, binding upon the entity that the Commission designates in connection with an order relating to such split. The Commission will enforce the obligations imposed by this Financing Order, the Commission’s applicable substantive rules, and applicable statutory provisions.

62.	When the storm recovery property created by this Financing Order is sold to the SPE, Cleco will enter into a contract with that assignee SPE that will require Cleco (or its successor under such contract) to continue to operate Cleco's electric transmission and distribution system providing service to Cleco's LPSC-jurisdictional customers. That contract with the SPE will further provide that if the transmission and distribution business of Cleco or its successor is split, Cleco or its successor will require that the entity acquiring the electric transmission or distribution system to agree to continue to operate the facilities to provide electric service to Cleco’s LPSC-jurisdictional customers. Furthermore, if the entity acquiring the electric transmission or distribution system is so designated by the Commission in connection with an order relating to that split, then Cleco’s contract with that acquiring entity also will require that acquiring entity undertake to collect, account and remit amounts in respect of the storm recovery charges for the benefit and account of SPE (or its financing party).

63.	No provision of this Financing Order shall prohibit Cleco from selling, assigning or otherwise divesting any of its transmission system or distribution system or any portion thereof providing service to Cleco's LPSC-jurisdictional customers, by any method whatsoever, including those specified in Ordering Paragraph 58 pursuant to which an entity becomes a successor, so long as the entities acquiring either such system or portion thereof agree to continue operating such facilities to provide service to LPSC-jurisdictional customers. Nothing in this Financing Order is intended to limit or impair any authority of the Commission concerning the transfer of ownership or control of Cleco or its assets.

Findings of Fact

64.	The servicing arrangements described in Findings of Fact Paragraphs 58 through 63 is reasonable, will reduce risk associated with the proposed financing and should, therefore, result in lower storm recovery charges and greater benefits to customers and should be approved.

6.          Storm Recovery Bonds: Maturity and Issuance

65.	The scheduled final payment date of any of storm recovery bonds will not exceed twenty-one (21) years from the date of issuance of such tranche. The legal final maturity date of any tranche of storm recovery bonds will not be more than two (2) years after the scheduled final payment date for such tranche. The scheduled final payment date and legal final maturity date and interest rate of each tranche and amounts in each tranche will be finally determined by Cleco, consistent with market conditions and indications of the rating agencies, at the time the storm recovery bonds are priced, but subject to Cleco's compliance with the Issuance Advice Letter process. Pursuant to Section 1228(E), but subject to the limitations set forth in this Financing Order including required consultation with the Commission Staff and financial advisor as part of the Issuance Advice Letter process, Cleco will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights arising under this Financing Order, or to cause the issuance of any storm recovery bonds authorized in this Financing Order. The SPE will issue the storm recovery bonds no earlier than the third business day after pricing of the storm recovery bonds.

66.	The Commission finds that the proposed bond structure allocating the revenue requirements for each customer class annually in accordance with the class-by-class allocations resulting from Cleco’s most recent annual base revenue forecast as contemplated by Findings of Fact Paragraphs 84 and 85, subject to further modification in accordance with rating agencies requirements and the true-up mechanism approved in this Financing Order, is in the public interest and should be adopted. The Commission further has considered the proposed financing structure providing projected aggregate annual storm recovery charges to customers that would be relatively level or modestly decreasing (excluding possibly the first payment period) as a percentage of base rate revenues for each customer class over the term of the storm recovery bonds, if the actual year-to-year changes in customer delivery load match the changes forecast at the time the storm recovery bonds are structured and other assumptions are realized, subject to rating agencies requirements and to further modification in accordance with the true-up mechanism approved in this Financing Order. The Commission finds that this proposed financing structure is in the public interest and should be adopted.

Findings of Fact

7.          Security for Storm Recovery Bonds

67.	The payment of the storm recovery bonds and related charges authorized by this Financing Order is to be secured by the storm recovery property created by this Financing Order and by certain other collateral as described in the Securitization Testimony. The storm recovery bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account and subaccounts for the collection and administration of the storm recovery charges and payment or funding of the principal and interest on the storm recovery bonds and other costs, including fees and expenses, in connection with the storm recovery bonds. Pursuant to the indenture, the SPE will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other financing costs approved in this Financing Order related to the storm recovery bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts. A form of the indenture will be filed with the Commission Staff, as described in Findings of Fact Paragraph 46.

(a)       The General Subaccount

68.	The indenture trustee will deposit the storm recovery charge remittances that the servicer remits to the indenture trustee for the account of the SPE into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply monies in this subaccount to pay expenses of the SPE, to pay principal and interest on the storm recovery bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments meeting rating agencies requirements as provided in the indenture, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the storm recovery bonds and all other components of the periodic payment requirement (as defined in Findings of Fact Paragraph 82), and otherwise in accordance with the terms of the indenture and this Financing Order.

(b)       The Capital Subaccount

69.	Concurrently with the issuance of the storm recovery bonds, Cleco will make an additional capital investment to the SPE from Cleco’s own funds, which the SPE will deposit into the capital subaccount. The total amount of the capital investments, combined with the initial capital contribution as stated in Findings of Fact Paragraph 41, will be not less than 0.50% of the original principal amount of the storm recovery bonds. The capital subaccount will serve as collateral to ensure timely payment of scheduled principal and interest on the storm recovery bonds and all other components of the periodic payment requirement. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments meeting rating agencies requirements as provided in the indenture. Any amounts in the capital subaccount will be available to be used by the indenture trustee to pay principal and interest on the storm recovery bonds and all other components of the periodic payment requirement if necessary due to a shortfall in storm recovery charge collections. Any funds drawn from the capital subaccount to pay these amounts due to a shortfall in the storm recovery charge collections will be replenished through future storm recovery charge remittances as part of the true-up process. After payment in full of all storm recovery bonds and the discharge of all obligations that may be paid by use of storm recovery charges (including after any mandated delay in the discharge of the servicer under the servicing agreement), all amounts in the capital subaccount will be released to the SPE for distribution to and retention by Cleco (except any excess earnings).

Findings of Fact

70.	The capital investment to the SPE will be funded by Cleco from its own funds. Proceeds from the sale of the storm recovery bonds will not be used to make the capital contribution. The Commission determines that Cleco may earn a rate of return on its capital investment in the SPE until returned by the SPE equal to the rate of interest established on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE that are funded first by the income earned thereon through investment by the indenture trustee in eligible investments and second by any deficiency being collected through the true-up adjustments, and further, any actual earnings in excess of that rate will be credited to customers through Rate Schedule SCSA.

(c)       The Excess Funds Subaccount

71.	The excess funds subaccount will hold any storm recovery charge remittances and investment earnings on the collection account in excess of the amounts needed to pay current principal and interest on the storm recovery bonds and to pay other periodic payment requirements (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the periodic billing requirement (as described in Findings of Fact Paragraph 83) for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments meeting rating agencies requirements as set forth in the indenture, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the storm recovery bonds and other periodic payment requirements.

Findings of Fact

(d)       Other Subaccounts

72.	Other credit enhancements required by rating agencies or otherwise proposed by Cleco in the form of reserve or overcollateralization or other subaccounts may be utilized for the transaction if such enhancements are required to secure a highest debt rating, or to provide benefits greater than their tangible and intangible costs as demonstrated pursuant to Findings of Fact Paragraph 52 and are approved pursuant to the Issuance Advice Letter process. Such credit enhancements are not part of the $9.0 million estimate of and cap on upfront financing costs and will not be included in the adjustment calculations described in Findings of Fact Paragraph 23.

8.          Subaccounts Order of Use

73.	The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the storm recovery bonds and all other components of the periodic payment requirement. If the amount of storm recovery charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the storm recovery bonds and to make payment on all of the other components of the periodic payment requirement, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any reduction or deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through future storm recovery charge remittances as part of the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such additional accounts and subaccounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the payment in full of all storm recovery bonds and the discharge of all obligations including financing costs in respect thereof that may be paid by use of storm recovery charges, all remaining amounts in the collection account, other than amounts that were in the capital subaccount (including earnings thereon), will be released to the SPE and equivalent amounts will be added to a restricted storm recovery reserve, or credited by Cleco to customers, all as prescribed by the Commission consistent with Ordering Paragraph 31.

Findings of Fact

74.	The use of a collection account and its subaccounts in the manner proposed by Cleco is reasonable, will lower risks associated with the financing and thus lower the costs to customers, and should, therefore, be approved.

9.          Storm Recovery Charges—Imposition and Collection; Nonbypassability; Pledges

75.	Cleco seeks authorization to impose on and to collect from its customers, storm recovery charges in an amount sufficient to provide for the timely recovery of its costs approved in this Financing Order (including payment of scheduled principal and interest on the storm recovery bonds and financing costs related to the storm recovery bonds on a timely basis). Cleco seeks to impose and collect the storm recovery charges until the storm recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full. The term of the storm recovery bonds will be consistent with Findings of Fact Paragraph 65.

76.	Storm recovery charges will be separately identified on bills, or included on the line item on bills for (and with) other storm recovery charges (and similar securitization charges) subsequently approved by the Commission. At least annually the servicer shall notify all customers, either by annual bill notifications with mailed bills or by notifications posted on the my account website pages of Cleco’s internet website, to the effect that the SPE (or its assignee) is the owner of the rights to the storm recovery property and that the servicer is merely the collection agent for the SPE (or its assignee or pledgee). Cleco will work with the Commission Staff and Commission Advisors to develop the appropriate language that should appear on customer bills notifications and the my account website pages as well as the timing of these annual bill notifications.

Findings of Fact

77.	If any customer does not pay the full amount of any bill to Cleco, the amount paid by the customer will be applied to all charges on the bill, including without limitation electric service charges and all storm recovery charges (under this or future Commission orders) and all similar securitization charges, based, as to a bill with charges covering more than one month, on the chronological order of billing, and, as to those charges with the same billing date, pro-rata. In addition, such partial collections representing storm recovery charges (including if the SPE has issued multiple series of storm recovery bonds under separate financing orders) and any other similar securitization charges shall be allocated among all such securitization bonds pro-rata based upon the amounts billed with respect to each issuance of securitization bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff. The foregoing allocations will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

78.	Cleco, acting as servicer, and any subsequent servicer, will collect nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s or assign’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco or its successors or assigns under rate schedules or special contracts approved by the Commission. Cleco has proposed that the storm recovery charge be nonbypassable within the meaning of Internal Revenue Procedure 2005-62. Cleco proposes that storm recovery charges for customers choosing to self-generate or co-generate will be assessed on the total amount, in the aggregate, of their firm and standby load served by Cleco (or its successors or assigns). Any customer who completely severs interconnection with Cleco may become exempt from continued payment of the storm recovery charges. Customers utilizing standby service will continue to pay a proportional share of the storm recovery charges. The rate design will utilize various combinations of Customer, Demand, and Energy charges for the various classes of customers. The charge will include a Customer component, so that even accounts which may for various reasons require no energy usage on a monthly basis will contribute to the collection of storm recovery charges. The Securitization Testimony of Christina C. McDowell describes this charge with greater specificity. The Commission finds that such nonbypassability provision is appropriate to ensure an equitable allocation of storm recovery costs among customers and to secure the desired highest rating for the storm recovery bonds.

Findings of Fact

79.	Pursuant to Section 1227(15) and constitutional and other statutory authority, the Commission herein provides that, if restructuring of retail sales and distribution of electricity in Louisiana subsequently provides that customers may choose to receive their electric supply service from another provider, including without limitation if retail access is mandated by the Commission or through action by the Federal Energy Regulatory Commission or federal legislation, such selection of another provider will not allow such customers to bypass the storm recovery charge, so long as they continue to be attached to Cleco’s (or its successor’s or assign’s) transmission or distribution lines. In the event of such restructuring, those customers who choose another provider for partial or full electric supply requirements, but remain attached to Cleco’s (or its successor’s or assign’s) transmission or distribution lines, would be assessed the storm charge at the highest peak demand imposed on the Cleco (or its successor’s or assign’s) system by demand metered customers and the highest peak consumption level of customers who are not demand metered, in each case during the twelve months immediately preceding the switch.

80.	Cleco's proposal related to imposition and collection of storm recovery charges is reasonable and is necessary to ensure collection of storm recovery charges sufficient to support recovery of the costs approved in this Financing Order and should be approved. It is reasonable to approve the forms of Appendix B-1 (Rate Schedule SRCA) and Appendix B-2 (Rate Schedule SCSA) to this Financing Order and require that these tariff provisions be filed before any storm recovery bonds are issued pursuant to this Financing Order. The storm recovery charges imposed by this Financing Order are irrevocable, binding, and nonbypassable charges.

Findings of Fact

81.	Cleco’s Securitization Testimony included support that the rating and credit quality of the storm recovery bonds would be enhanced by the provision of a Commission pledge, as permitted under Section 1228(C)(5), as well as the State pledge set forth in Section 1234, protecting the storm recovery charges.

10.         Periodic Payment and Billing Requirements; Allocations

82.	The periodic payment requirement is the required periodic payment for a given period (i.e., semi-annually, or such other applicable period) due under (or otherwise payable with respect to) the storm recovery bonds. As to be more fully specified in the bond financing documents, each periodic payment requirement includes: (a) the principal amortization of the storm recovery bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the storm recovery bonds (including any accrued and unpaid interest); and (c) ongoing financing costs consisting of, without limitation, any necessary replenishment of the capital subaccount, any deficiency between the capital subaccount’s income from investment and the amount of return on investment earned by Cleco Power, the servicing fee, the administration fee, rating agencies' fees, indenture trustee fees, any indemnity payments to the indenture trustee, external legal and external accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancements. The initial periodic payment requirement for the storm recovery bonds issued pursuant to this Financing Order shall be updated in the Issuance Advice Letter.

83.	The periodic billing requirement represents the aggregate dollar amount of storm recovery charges that must be billed during a given period (i.e., semi-annually, or such other applicable period) so that the projected storm recovery charge collections will be timely and sufficient to meet the entire aggregate periodic payment requirement for that period, based upon: (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed storm recovery charges for the period. In the true-up process, the over or under collection from any period will be added to or subtracted from, as the case may be, the periodic billing requirement for the upcoming period.

Findings of Fact

84.	Cleco proposed resetting allocation factors annually for each customer rate class in accordance with Cleco’s most recent annual base revenue forecast, for the distribution of the periodic billing requirement to each customer rate class, in the Securitization Testimony of Christina C. McDowell. The initial allocators will be determined in accordance with Cleco’s most recent annual base revenue forecast. Thereafter annually, the allocators will be reset in proportion to each customer class’ allocation percentage from the most recent base revenue forecast. The last utilized allocations will be used if no new allocations have been determined at a particular time.

85.	The Commission adopts the allocator reset methodology proposed by Cleco and reflected in the Securitization Testimony, Findings of Fact Paragraph 84, Ordering Paragraph 36, and illustrated by Appendix B-1 hereto. The functionalization of Cleco’s storm recovery costs and storm reserve costs in the Stipulated Settlement calculated a 29% transmission to 71% distribution functionalization of the total storm cost billing requirement.

(a)	The 29% transmission portion of periodic billing requirements shall be allocated to all retail customer classes.

(b)	The Large Power Service customer class, all of which take service at transmission voltage, shall be allocated none of the 71% distribution portion of periodic billing requirements.

(c)	The transmission periodic billing requirements and distribution periodic billing requirements shall be allocated in accordance with the class-by-class allocations resulting from Cleco’s annual base revenue forecast.

(1)	The initial allocation of the periodic billing requirement shall utilize the most recent annual revenue forecast, as included in the Securitization Testimony and the Stipulated Settlement.

(2)	Thereafter annually, the allocators shall be reset in proportion with each class’s allocation percentage from the most recent annual base revenue forecast.

(d)	The true-up methodology approved in this Financing Order requires that any delinquencies or under-collections in one customer class will be taken into account in the application of the true-up mechanism to adjust the storm recovery charge for all customers of Cleco, not just the class of customers from which the delinquency or under-collection arose, subject to clause b above.

Findings of Fact

11.         Calculation and True-Up of Storm Recovery Charges

86.	Consistent with Section 1228(C)(4), the servicer of the storm recovery bonds will make mandatory semi-annual adjustments (i.e., every six months, except that the first true-up adjustment period may be longer or shorter than six months, but in no event more than nine months) to the storm recovery charges to:

(a)	correct, over a period of up to 12 months covering the next two succeeding bond payment dates as provided in Findings of Fact Paragraph 89, any under-collections or over-collections, for any reason, during the preceding six months; and

(b)	to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the storm recovery bonds and all other financing costs (including any necessary replenishment of the capital subaccount) during the subsequent 12-month period (or in the case of quarterly true-up adjustments described below, the period ending on the next bond payment date), consistent with the methodology described in Findings of Fact Paragraph 89.

However, to the extent any storm recovery bonds remain outstanding after the scheduled final payment date of the last bond tranche or class, mandatory true-up adjustments shall be made quarterly until all bonds and associated financing costs are paid in full (and any under-collection shall be corrected for the next payment date instead of over a period covering the next two succeeding payment dates). The form of true-up notice is attached as Appendix D to this Financing Order.

87.	The Commission Staff will have fifteen (15) days after the date of the true-up filing in which to confirm the mathematical accuracy of the servicer's adjustment, after which the adjusted storm recovery charges will become effective on its proposed date.

88.	True-up filings will be based upon the cumulative differences, regardless of the reason, between the periodic payment requirement (including scheduled principal and interest payments on the storm recovery bonds and ongoing financing costs) and the amount of storm recovery charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet on a timely basis the periodic payment requirement over the scheduled life of the storm recovery bonds. In order to assure adequate storm recovery charge revenues to fund the periodic payment requirement and to avoid large over-collections and under-collections over time, the servicer will reconcile the storm recovery charges using Cleco's most recent forecast of electricity deliveries and estimates of ongoing financing costs. The calculation of the storm recovery charges will also reflect both a projection of uncollectible storm recovery charges and a projection of payment lags between the billing and collection of storm recovery charges based upon Cleco's most recent experience regarding collection of storm recovery charges.

89.	The servicer will make true-up adjustments in the following manner:

(a)	subtract the previous period's storm recovery charge revenues collected and remitted from the previous period's periodic payment requirement to calculate the under-collection or over-collection from the preceding period;

Findings of Fact

(b)	calculate the amount of this true-up adjustment, by (i) correcting any under-collection or over-collection calculated in step (a) over a period of up to 12 months covering the next two succeeding payment dates (in order to mitigate the size and impact of the adjustment), using the rules that (x) principal payments on the storm recovery bonds will be brought on schedule over the next two succeeding bond payment dates, but (y) the resulting periodic billing requirement always must be sufficient to cover interest and other ongoing financing costs and scheduled principal payments on the storm recovery bonds on a timely basis, plus (ii) adding any amount carried forward from the previous true-up adjustment by the operation of step (b)(i) during the preceding true-up adjustment calculation;

(c)	add the amount calculated in step (b) to the upcoming period’s trued-up periodic billing requirement to determine an adjusted periodic billing requirement for the upcoming period;

(d)	add the amount, if a positive number, equal to the difference of the return to Cleco on Cleco’s invested capital in the SPE for the previous period minus the actual investment earnings thereon from the indenture trustee’s eligible investments for the previous period;

(e)	allocate the result from step (d) using the allocation factors approved by the Commission in this Financing Order and develop customer class specific storm recovery charge rates based on those allocated dollar amounts; and

(f)	file those adjusted storm recovery charge rates with the LPSC not less than fifteen (15) days prior to the first billing cycle of the Cleco revenue month in which the revised storm recovery charges will be in effect.

90.	As discussed in Findings of Fact Paragraphs 84 and 85, the allocation of payment responsibility among customer classes in calculating the storm recovery charges is presented in Cleco's Securitization Testimony and illustrated in Appendix B-1. Pursuant to the mandatory semi-annual true-up procedure, the calculations will change, after the initial Rate Schedule SRCA period calculated from the effective date of Rate Schedule SRCA through the first payment date, over two payment dates. The servicer will calculate the initial storm recovery charges consistent with Findings of Fact Paragraphs 82 through 85 and 88.

Findings of Fact

91.	The servicer may also make interim true-up adjustments more frequently at any time during the term of the storm recovery bonds: (i) if the servicer forecasts that storm recovery charge collections will be insufficient to make on a timely basis all scheduled payments of interest and other financing costs in respect of the storm recovery bonds during the current or next succeeding payment period or bring all principal payments on schedule over the next two succeeding payment dates and/or (ii) to replenish any draws upon the capital subaccount. If required by the rating agencies to obtain the highest credit ratings, the servicing agreement may provide for quarterly true-up adjustments as and when so required. Each such interim true-up shall use the methodology identified in Findings of Fact Paragraphs 85 through 90 applicable to the semi-annual true-up.

92.	Semi-annual, interim and quarterly true-up adjustments shall be filed not less than fifteen (15) days prior to the first billing cycle of the Cleco revenue month in which the revised storm recovery charges will be in effect.

12.         Additional True-Up Provisions

93.	The true-up adjustment filing will set forth the servicer's calculation of the true-up adjustment to the storm recovery charges. The Commission Staff will have fifteen (15) days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer's adjustment. Any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than fifteen (15) days after filing. If the Commission Staff informs the servicer of a mathematical error in the calculation, the servicer will correct its error and supplement its filing with the corrected calculation. If such correction is filed within the 15 days after initial filing then the confirmed corrected numbers shall take effect; otherwise any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings. Any interim true-up may take into account the periodic payment requirement for the next succeeding twelve (12) months if required by the servicing agreement. No error by the servicer shall affect the validity of any true-up adjustment.

Findings of Fact

94.	The true-up mechanism described in this Financing Order and contemplated by Appendix D to this Financing Order is reasonable and will reduce risks related to the storm recovery bonds, resulting in lower storm recovery charges and greater benefits to customers and should be approved.

95.	To improve the credit quality of the storm recovery bonds in light of the scheduled final payment date of up to twenty-one (21) years for the longest maturity tranche of the storm recovery bonds, the true-up methodology approved in this Financing Order requires that any delinquencies or under-collections in one customer class will be taken into account in the application of the true-up mechanism to adjust the storm recovery charge for all customers of Cleco, not just the class of customers from which the delinquency or under-collection arose. The Commission finds that this cross-collateralization methodology including as specified in Findings of Fact Paragraph 85 will enhance the credit quality of the storm recovery bonds and lower storm recovery charges.

96.	The servicer shall request Commission approval of an amendment to the true-up mechanism described herein, to make a non-standard true-up (under such procedures as shall be proposed by the servicer and approved by the Commission at the time) that it deems necessary or appropriate to address any material deviations between storm recovery charge collections and the periodic billing requirement. No such change shall cause any of the then-current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

97.	The Commission finds that the broad-based nature of the true-up mechanism and the pledges of the State of Louisiana and the Commission, along with the bankruptcy remoteness of the SPE and the inclusion of the collection account, will serve to minimize for all practical purposes and circumstances, any credit risk associated with the storm recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest on the storm recovery bonds as and when legally due).

Findings of Fact

13.         Commission Participation and Designee

98.	The Commission’s Designee, the Commission Staff, and the Commission Advisors must be allowed to see and have input roles in the documentary process as contemplated by Findings of Fact Paragraphs 46 and 47; participate in the Company’s selection of underwriters; participate in the rating agency process; and participate in the transactional elements relating to the structuring, marketing and pricing of the storm recovery bonds, including advance planning and strategy sessions, road-shows, and marketing presentations. In order to facilitate this involvement, the Company will provide for the timely flow of information and updates, hold periodic update meetings and/or conference calls, provide periodic reports from underwriters, and answer requests for confirmatory information and data. The LPSC Staff will cooperate with Cleco and its advisors to assure that the Commission’s and the Commission Advisors’ actions are consistent with all applicable federal securities laws.

14.         Storm Recovery Bond Transaction Structure

99.	Cleco has proposed a transaction structure that is expected to include (but is not limited to):

(a)	the creation of storm recovery property in favor of the Company;

(b)	the sale of the storm recovery charges to the SPE as issuer of the storm recovery bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of its parent Cleco or any affiliate;

(c)	the right to impose, collect and pledge to the bondholders storm recovery charges that are nonbypassable and which must be trued-up at least semi-annually, and more frequently under certain circumstances, in order to ensure projected recovery of amounts sufficient to provide timely payment of all scheduled principal and financing costs;

Findings of Fact

(d)	additional collateral in the form of a collection account, which includes a capital subaccount funded in cash in an amount equal to not less than 0.50% of the original principal amount of the storm recovery bonds, and other subaccounts resulting in greater certainty of payment of interest and principal to investors, all of which are consistent with the IRS requirements to assure the desired federal income tax treatment for the storm recovery bond transaction;

(e)	the collection on behalf of the SPE of nonbypassable storm recovery charges by Cleco or its successors, as collection agent and servicer, which will be responsible for billing and collecting storm recovery charges from customers;

(f)	protection of the holders of storm recovery bonds against potential defaults by any servicer that is responsible for billing and collecting the storm recovery charges from existing or future customers;

(g)	the treatment for federal income tax purposes to include: (i) the transfer of the rights under this Financing Order to the SPE not resulting in gross income to Cleco, and the future revenues under the storm recovery charges being included in Cleco's gross income under its usual method of accounting, (ii) the issuance of the storm recovery bonds and the transfer of the proceeds of the storm recovery bonds to Cleco not resulting in gross income to Cleco, and (iii) the storm recovery bonds constituting borrowings of Cleco;

(h)	the marketing of the storm recovery bonds using proven underwriting and marketing processes, through which market conditions and investors' preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, interest rate prices and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the storm recovery bonds;

(i)	a scheduled final payment date of the last tranche of storm recovery bonds that does not exceed twenty-one (21) years from the date of issuance of the storm recovery bonds (although the legal final maturity of that last tranche of the storm recovery bonds may extend to be twenty-three (23) years from the date of issuance of the storm recovery bonds);

Findings of Fact

(j)	resetting allocation factors for each customer class in accordance with Cleco’s most recently completed annual base revenue forecast, subject to further modification in accordance with rating agencies requirements and the operation of the true-up mechanism;

(k)	relatively level or modestly decreasing projected aggregate annual storm recovery charges to customers as a percentage of base rate revenues for each customer class (excluding possibly the first payment period), assuming various assumptions and forecasts are realized, subject to ratings agencies requirements and the operation of the true-up mechanism; and

(l)	participation of Commission Staff and Commission Advisors in review of all related financing documents and the structuring, marketing and pricing of the storm recovery bonds.

100.	Cleco's proposed transaction structure is consistent with the Securitization Act and necessary to enable the storm recovery bonds to obtain the highest possible bond credit rating and lower overall costs and mitigate rate impacts to customers.

101.	Accompanying the final Issuance Advice Letter, each of the Company’s bookrunning underwriter(s) will provide a certificate as provided in Findings of Fact Paragraph 32 confirming that, based on its review of the final terms of the storm recovery bonds and its assumptions and qualifications stated therein, the marketing, pricing and structuring (including the sizing and principal amortization of each tranche of storm recovery bonds) have resulted in the lowest yield to bondholders consistent with market conditions at the time of pricing and the terms of this Financing Order. Each such bookrunning underwriter’s certification will be filed with Commission Staff under seal as trade secret, proprietary, and confidential.

Findings of Fact

D.           Use of Proceeds

102.	Upon the issuance of storm recovery bonds, the SPE will use the net proceeds from the sale of the bonds (after payment of upfront financing costs payable by or reimbursable from the SPE) to pay to Cleco the purchase price for Cleco's rights under this Financing Order (except the Company Retained Rights), which are storm recovery property.

103.	The net proceeds from the sale of the storm recovery property (after payment of upfront financing costs payable by or reimbursable from Cleco) will be used by Cleco as follows: Cleco will use $100 million to fund restricted regular storm recovery reserves to be held in one segregated restricted account and $95 million to fund a second separate Ida Reserve to be held in a separate segregated restricted account. Cleco will use the remaining portion of the proceeds (approximately $230 million), which is reimbursement for storm recovery costs previously expended by Cleco from internally-generated funds, towards repayment of the interim shorter-term floating rate notes issued in September 2021 by Cleco.[12]

104.	Cleco shall deposit $100 million of the funds paid by the SPE relating to the restricted regular storm recovery reserve in a segregated restricted account. Cleco may withdraw funds from the restricted storm recovery reserve account as provided in the U-35807-A Revenue Requirement Order.

105.	Cleco shall deposit $95 million of the funds paid by the SPE to be used for the restricted special Ida Reserve in a segregated restricted account. Cleco may withdraw funds from the Ida Reserve account exclusively for reimbursement of Hurricane Ida storm recovery costs, both the capital costs and the operations and maintenance expense, as provided in the U-35807-A Revenue Requirement Order. Hurricane Ida storm recovery costs will be subject to later prudence review by the Commission. The funding of, and withdrawal and use of the proceeds from, the Ida Reserve account shall not impair and are without prejudice to, and remain subject to, a full prudence review by the Commission of the Hurricane Ida storm recovery costs and a determination of the amounts that are eligible for recovery from customers, and any cost deemed by the Commission upon audit to not be prudently incurred will be refunded to Cleco’s LPSC-jurisdictional customers in the manner ordered by the Commission at the time of such determination. Any such determination mandating a refund shall not invalidate, impair, or affect this Financing Order, or any storm recovery property, storm recovery charge, or storm recovery bonds.

12 § 1227(16).

Findings of Fact

106.	Cleco has acknowledged that these restricted reserves are discretionary by the Commission, both as a general ratemaking matter and pursuant to the Securitization Act, and that the Commission has exercised its discretion in this case solely to achieve ratepayer savings through securitization financing of these amounts.

107.	The use of proceeds from the sale of the storm recovery bonds in violation of this Financing Order shall subject the Company to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the storm recovery property irrevocably created hereby, or the approvals of the transaction by the Designee granted in the Concurrence by authority of this Financing Order, or the storm recovery bonds.

E.           Customer Credits for Post Financing Order Insurance Proceeds

or Government Grants

108.	To the extent Cleco receives insurance proceeds or receives grants from the State of Louisiana or the government of the United States of America, or any similar source of reimbursement, after the date of this Financing Order, the purpose of which is to provide for permanent recovery of storm recovery costs covered by this Financing Order that have been financed, Cleco has proposed that such amounts be credited to customers dollar-for-dollar through the separate Rate Schedule SCSA under terms and conditions approved by the Commission (or as the Commission may otherwise direct). The use of such insurance proceeds and grants is appropriate.

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Conclusions of Law

V.        CONCLUSIONS OF LAW

A.           Jurisdiction

1.	Cleco is an electric utility as defined in La. R.S. 45:121 and Section 1227(4).

2.	Cleco is entitled to file, and the Securitization Application and Ida Application constitute, an application for a financing order pursuant to Section 1228(A). The Securitization Application satisfies any requirement in Order No. U-35807 in Phase I of this LPSC Docket No. U-35807 that Cleco file an application seeking to securitize its storm recovery costs.

3.	The Commission has jurisdiction and authority over Cleco's Securitization Application and Ida Application pursuant to Article 4, Section 21 of the Louisiana Constitution, La. R.S. 45:1163, 45:1168 and 45:1176, Sections 1228 and 1236 of the Securitization Act, and other applicable law.

4.	The Commission has authority to approve this Financing Order under Section 1228(B) and the Commission's constitutional plenary power.

B.           Statutory Requirements

5.	Notice of Cleco's Securitization Application, and notice of Cleco’s Ida Application, each was provided in compliance with Article 4, Section 21(D)(1) of the Louisiana Constitution.

6.	The transaction structure proposed by Cleco in the Securitization Application and Securitization Testimony and in the Stipulated Settlement is consistent with the Securitization Act.

7.	The proceeds of the storm recovery bonds approved in this Financing Order will be used to reimburse, finance or refinance Cleco’s Commission-approved storm recovery costs, financing costs, and the costs to fund two storm recovery reserves, pursuant to Section 1227(5), (14), (16), and (18). Pursuant to Section 1228(A), the proceeds may not be used for any other purpose. The use of proceeds from the sale of the storm recovery bonds in violation of this Financing Order shall subject the Company to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order, or the storm recovery property irrevocably created hereby or the approval of the transaction by the Designee granted in the Concurrence by authority of this Financing Order, or the storm recovery bonds.

Conclusions of Law

8.	This Financing Order meets the requirements for a financing order under the Securitization Act.

9.	Pursuant to Section 1228(C)(8), this Financing Order will remain in full force and effect and unabated notwithstanding the reorganization, bankruptcy or other insolvency proceedings, or merger or sale of Cleco or its successors or assigns.

C.           Storm Recovery Costs and Financing Costs

10.	The storm recovery costs in the amount of $255.7 million and the LPSC-jurisdictional portion thereof of $242.4 million identified in the LPSC U-35807-A Revenue Requirement Order constitute storm recovery costs under the Securitization Act and are eligible for recovery through the storm recovery charges under this Financing Order. Each of the 2020 Hurricanes, the 2021 Winter Storms, and Hurricane Ida constituted a storm under the Securitization Act.

11.	The level of regular storm recovery reserves in the amount of $100 million identified in the LPSC U-35807-A Revenue Requirement Order is appropriate, constitutes storm recovery costs under the Securitization Act and is eligible for recovery through the storm recovery charges under this Financing Order.

12.	The level of the special storm recovery Ida Reserve in the amount of $95 million identified in the LPSC U-35807-A Revenue Requirement Order is appropriate, constitutes storm recovery costs under the Securitization Act and is eligible for recovery through the storm recovery charges under this Financing Order. The approval and funding of the Ida Reserves is consistent with the Securitization Act. The Ida Reserve is a storm recovery reserve as defined in the Securitization Act.

Conclusions of Law

13.	The upfront financing costs described in the Securitization Testimony and Findings of Fact Paragraph 19, and the estimate in Appendix C set at $9.0 million, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the storm recovery bonds, if any, and the carrying costs described in the Securitization Testimony, the Stipulated Settlement and the U-35807-A Revenue Requirement Order, all are reasonable and eligible for recovery through the storm recovery charges under this Financing Order, subject to review as set forth in this Financing Order.

14.	The ongoing financing costs described in the Securitization Testimony and estimated in Appendix C are reasonable and eligible for financing and recovery through the storm recovery charges under this Financing Order.

15.	The SPE will be an assignee as defined by Section 1227(2) when storm recovery property is transferred to the SPE pursuant to Section 1228(C)(3) and 1230(3).

16.	The holders of storm recovery bonds, the indenture trustee, and any collateral agent will each be a “financing party” as defined in Section 1227(7).

D.           Sale of Storm Recovery Property

17.	Cleco shall transfer the storm recovery property to the SPE in accordance with Section 1228(C)(3).

18.	If and when Cleco transfers its rights under this Financing Order (other than the Company Retained Rights) to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of Section 1230, then, pursuant to that statutory provision, that transfer shall be a true sale of an interest in storm recovery property and not a security interest in the transferor's right, title, and interest in, to, and under the storm recovery property. As provided by Section 1230, this true sale shall apply regardless of whether, without limitation, the purchaser has any recourse against the seller,[13] or any other term of the parties' agreement, including the seller's retention of a partial or residual interest in the storm recovery property, Cleco's role as the collector of storm recovery charges relating to the storm recovery property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

13 Except, pursuant to Section 1230(2)(c), that no recourse against the transferor shall result from the inability or failure of customers to timely pay the storm recovery charges.

Conclusions of Law

19.	As provided in Section 1230(6), the priority of a sale of storm recovery property under the Securitization Act is not impaired by any later modification of this Financing Order or storm recovery property or by the commingling of funds arising from storm recovery property with other funds. Further, storm recovery property that has been transferred to an assignee or financing party, and any proceeds of that property, will be held for and delivered to the assignee or financing party by Cleco or any other servicer as a mandatary and fiduciary.

E.           Storm Recovery Bonds

20.	The SPE may issue storm recovery bonds in accordance with this Financing Order.

21.	The bonds issued pursuant to this Financing Order will be “storm recovery bonds” within the meaning of Section 1227(14), and the storm recovery bonds and holders thereof will be entitled to all of the protections provided under the Securitization Act.

22.	As provided in Section 1229(F), if Cleco defaults on any required payment of charges arising from storm recovery property specified in a financing order, the district court of the domicile of the Commission, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from the storm recovery property to the financing parties or their representatives. Any such order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to the electric utility or its successors or assigns.

23.	As provided in Section 1233, storm recovery bonds are not a debt or a general obligation of the state or any of its political subdivisions, agencies, or instrumentalities and are not a charge on their full faith and credit. An issue of storm recovery bonds does not, directly or indirectly or contingently, obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the bonds, other than for paying storm recovery charges in their capacity as LPSC-jurisdictional electric customers of Cleco.

Conclusions of Law

24.	As provided in Section 1227(14), the storm recovery bonds shall be nonrecourse to the credit or any assets of Cleco other than Cleco’s obligation as servicer to collect and remit the storm recovery charges as specified in this Financing Order.

F.           Storm Recovery Property

25.	The storm recovery property created by this Financing Order is “storm recovery property” within the meaning of Section 1227(17). As provided in Section 1229(A) and (E) and Section 1230(3), the storm recovery property created by this Financing Order constitutes an existing, present, vested contract right constituting an individualized, separate incorporeal movable susceptible of ownership, sale, assignment, transfer, and security interest, including without limitation for purposes of contracts concerning the sale of property and security interests in property, notwithstanding that the value of the property and the imposition and collection of storm recovery charges depends on future acts such as Cleco performing its servicing functions relating to the collection of storm recovery charges and on future electricity consumption. Such property shall exist whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is or may be dependent on the future provision of service to customers by Cleco or its successors or assigns and the future consumption by customers of electricity.

26.	As provided in Section 1229(D), the description of this storm recovery property in any contract is only sufficient if such description refers to this Financing Order and such contract states that it covers all or part of the storm recovery property described in this Financing Order.

27.	All revenues and collections resulting from the storm recovery charges will constitute proceeds only of the storm recovery property arising from this Financing Order, in accordance with Section 1231(A).

Conclusions of Law

28.	Pursuant to Section 1229(A) and Section 1230(3), the storm recovery property created by this Financing Order as of this Financing Order's effective date is incorporeal movable property in the form of a present and vested contract right. Pursuant to Section 1228(C)(5), the sale of the storm recovery property will create a contractual obligation of irrevocability by the Commission in favor of Cleco, its assignees and the financing parties.

29.	The rights and interests of Cleco or its successor transferred to the SPE in the Storm Recovery Property Sale Agreement and the related Bill of Sale, including the right to impose, bill, and collect storm recovery charges, are storm recovery property.

30.	As provided in Section 1229(G), the interest of an assignee or secured party in storm recovery property is not subject to setoff, counterclaim, surcharge, or defense by Cleco or any other person or in connection with the reorganization, bankruptcy or other insolvency of Cleco or any other entity.

G.           Storm Recovery Charges

31.	Amounts that are required to be paid to the servicer as storm recovery charges under this Financing Order or the rate schedules approved hereby are “storm recovery charges” as defined in Section 1227(15), whether or not such charges are set out as a separate line item on the customer's bill. When customers pay the storm recovery charges, they are paying for the use of electric service. The storm recovery charges under this Financing Order are irrevocable, binding, and nonbypassable charges.

32.	The specification of the time period over which charges may be imposed and collected in Findings of Fact Paragraph 75 and the specification of the maximum legal final maturity for the storm recovery bonds in Findings of Fact Paragraph 65 satisfies Section 1228(C)(1).

33.	Any payment of storm recovery charges by a customer to Cleco, as servicer, or to another entity responsible for collecting storm recovery charges from customers under this Financing Order or the rate schedules approved hereunder, will discharge the customer's obligations in respect of that payment.

Conclusions of Law

34.	The allocation of partial payments proposed in Findings of Fact Paragraph 77 satisfies Section 1228(C)(6).

35.	Cleco, as servicer, must collect the storm recovery charges associated with the storm recovery property only for the benefit of the SPE as owner or the financing parties, including the indenture trustee or the holders of the storm recovery bonds, in accordance with the servicing agreement.

H.           Security Interest in Storm Recovery Property

36.	Pursuant to Section 1229(C), the storm recovery property may be encumbered by a security interest to secure storm recovery bonds issued pursuant to this Financing Order.

37.	As provided in Section 1231(C), a valid and enforceable security interest in favor of the bondholders or a trustee on their behalf attaches after: (1) this Financing Order is issued, (2) a security agreement with a financing party in connection with the issuance of storm recovery bonds is executed and delivered, and (3) value for the storm recovery bonds is received.

38.	As provided in Section 1231(D), a security interest in storm recovery property is perfected only if it has attached and a financing statement indicating the storm recovery property collateral covered thereby has been filed in accordance with the Louisiana Uniform Commercial Code. The filing of such a financing statement shall be the only method of perfecting a lien or security interest on storm recovery property.

39.	The priority of a security interest perfected under the Securitization Act is not defeated or impaired by any later modification of this Financing Order or storm recovery property or by the commingling of funds arising from storm recovery property with other funds.

Conclusions of Law

I.           True-Up of Storm Recovery Charges

40.	The methodology approved in this Financing Order (including without limitation as described in Findings of Fact Paragraphs 86 through 92) and contemplated by Appendix D to calculate and adjust the storm recovery charges constitutes a true-up mechanism which satisfies Section 1228(C)(4).

41.	The allocation of payment responsibility among customer classes which is included in the methodology approved in this Financing Order and illustrated in Appendix B-1 is appropriate.

42.	The true-up mechanism, and all other obligations of the State of Louisiana and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the storm recovery bonds and are legally enforceable against the State of Louisiana and the Commission.

J.           Irrevocability and State and Commission Pledges

43.	Pursuant to Section 1234 of the Securitization Act, the State of Louisiana has pledged to and agreed with the bondholders, the owners of the storm recovery property, and other financing parties that the State of Louisiana will not:

(1)	Alter the provisions of the Securitization Act which authorize the Commission to create a contract right by the issuance of this Financing Order, to create storm recovery property, and to make the storm recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

(2)	Take or permit any action that impairs or would impair the value of the storm recovery property created pursuant to this Financing Order; or

Conclusions of Law

(3)	Except as allowed under this Conclusions of Law Paragraph 43 (and Section 1234) and except for adjustments under any true-up mechanism established by the Commission, reduce, alter, or impair storm recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the storm recovery bonds have been paid and performed in full.

Nothing in this Conclusions of Law Paragraph 43 shall preclude limitation or alteration if and when full compensation is made by law for the full protection of the storm recovery charges collected pursuant to this Financing Order and full protection of the bondholders and any assignee or financing party.

44.	Pursuant to Section 1228(C)(5), the Commission provides and pledges that after the earlier of the transfer of storm recovery property to an assignee or the issuance of storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the storm recovery bonds and the financing costs. Except in connection with a refinancing or refunding as described in Section 1228(F), or to implement any true-up mechanism adopted by the Commission as described in Section 1228(C)(4), the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges approved in this Financing Order, provided that nothing shall preclude limitation or alteration if and when full compensation is made for the full protection of the storm recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.

45.	The SPE has the continuing irrevocable right at the request of Cleco to cause the issuance of storm recovery bonds consisting of one or more tranches in accordance with this Financing Order for an issuance period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable; (ii) the date on which the U-35807-A Revenue Requirement Order becomes final and not appealable; or (iii) the date on which any other regulatory approvals necessary to issue the storm recovery bonds are obtained and not appealable.

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Commission Action: Ordering Paragraphs

VI.          COMMISSION ACTION: ORDERING PARAGRAPHS

Commission Consideration

This matter was considered by the Commission at its March 30, 2022, Business and Executive Session. On motion of Commissioner Greene, seconded by Vice Chairman Francis with Chairman Boissiere, Commissioner Campbell and Commissioner Skrmetta concurring, the matter was taken up pursuant to Rule 57 of the Rules of Practice and Procedure of the Commission. On motion of Commissioner Skrmetta, seconded by Commissioner Greene, with Chairman Boissiere, Vice Chairman Francis and Commissioner Campbell concurring, the Commission adopted this Financing Order for Cleco Power LLC authorizing all of the activities necessary to undertake the securitization financing of the storm recovery costs, two storm recovery reserves and financing costs amounts, and undertake all of the other actions, contained in this Financing Order.

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above and in the record, the Commission orders the following:

IT IS THEREFORE ORDERED THAT:

A.           Approval

1.	Approval of Applications. The Securitization Application and the Ida Application of Cleco for the issuance of a financing order under the Securitization Act are approved, except as specifically modified in this Financing Order.

2.	Authority to Finance and Issue Storm Recovery Bonds. Cleco is authorized to finance and to cause the issuance of storm recovery bonds with an aggregate principal amount established pursuant to the Issuance Advice Letter and Ordering Paragraph 25, as the sum of (i) $424.1 million, plus or minus (ii) any adjustment, pursuant to the Issuance Advice Letter, to reflect the costs of any approved credit enhancement and any approved rounding. The known component of $424.1 million is comprised of: (a) $242.4 million of LPSC-jurisdictional storm recovery costs pursuant to the U-35807-A Revenue Requirement Order, plus (b) the costs of funding a restricted regular storm recovery reserve in the amount of $100 million in a segregated restricted account, plus (c) the costs of funding the restricted special Ida Reserve in the amount of $95 million in a separate segregated restricted account, plus (d) upfront financing costs, which are set (for purposes of calculating the aggregate principal amount) at $9.0 million, but will be reviewed later (without affecting this calculation) in accordance with Ordering Paragraph 3, minus (e) certain reductions for items agreed in the Stipulated Settlement and the U-35807-A Revenue Requirement Order of $22.3 million. The initial principal amount of the storm recovery bonds will be rounded up to the nearest $1 million, in accordance with Findings of Fact Paragraph 25. The rounding amount will be an addition to the restricted regular storm recovery reserve. The review of the final actual prudently incurred costs versus the estimated amount included in the principal amount financed for identified storm recovery activity projects completed after the issuance of this Financing Order shall be conducted as set forth in Findings of Fact Paragraph 15. The Commission will not make or cause adjustments to the storm recovery charges, the storm recovery property, or the storm recovery bonds as a result of this review of final storm recovery costs for these projects.

Commission Action: Ordering Paragraphs

3.	Authority to Adjust for Upfront Financing Costs. Within ninety (90) days after the issuance of the storm recovery bonds, Cleco will submit to the Commission Staff a final accounting of its upfront financing costs, which then will be reviewed and reconciled by the Commission Staff to prudently and actually incurred costs. If the actual upfront financing costs are less than the estimated $9.0 million upfront financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. If the Commission finds that a portion of the upfront financing costs actually incurred by the SPE were not prudent, then the Company shall reimburse that portion as by paying that amount into the restricted regular storm recovery reserve account. The Commission will not make or cause adjustments to the storm recovery charges, the storm recovery property, or the storm recovery bonds as a result of this review of the upfront financing costs, except in the manner expressly stated in this paragraph.

4.	Recovery of Storm Recovery Charges; Regulatory Change. Cleco shall impose, and the servicer shall collect, the nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s or assign’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco or its successors or assigns under rate schedules or special contracts approved by the Commission. Storm recovery charges for customers choosing to self-generate or co-generate will be assessed as provided in Ordering Paragraph 15. Further, if restructuring of retail sales and distribution of electricity in Louisiana subsequently provides that customers may choose to receive their supply service from another provider, such selection of another provider will not allow such customers to bypass the storm recovery charge, so long as they continue to be attached to Cleco’s (or its successor’s or assign’s) transmission or distribution lines. In the event of such restructuring, those customers who choose another provider for partial or full electric supply requirements, but remain attached to Cleco’s (or its successor’s or assign’s) transmission or distribution lines, will be assessed the storm charge at the highest peak demand imposed on the Cleco (or its successor’s or assign’s) system by demand metered customers and the highest peak consumption level by customers who are not demand metered, in each case during the twelve months immediately preceding the switch. In the event that there is a fundamental change in the manner of Louisiana’s regulation of public utilities, including without limitation allowing retail access, and parties other than the servicer are authorized to bill and collect the storm recovery charges, the storm recovery charges shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn or downgraded.

5.	Recovery Time Period for Storm Recovery Charges. The storm recovery charges shall become effective as provided in Ordering Paragraph 9 and thereafter shall be imposed and collected until the storm recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full (which period of imposition and collection if necessary may extend beyond the legal final maturity dates of the storm recovery bonds), consistent with Ordering Paragraph 52. The term of the storm recovery bonds will be consistent with Ordering Paragraph 35.

Commission Action: Ordering Paragraphs

6.	Issuance Advice Letter. Cleco shall submit a draft Issuance Advice Letter to the Commission Staff, substantially in the form of Appendix A to this Financing Order, for review no later than two weeks prior to the expected date of the initial marketing of the storm recovery bonds. Within one week after receipt of the draft Issuance Advice Letter, Commission Staff shall provide Cleco comments and recommendations regarding the adequacy of the information provided. Within not more than two (2) business days before the scheduled pricing date of the storm recovery bonds, Cleco shall submit an updated draft Issuance Advice Letter, substantially in the form of Appendix A to this Financing Order, reflecting then current information and calculations. Within two (2) business days after pricing of the storm recovery bonds and prior to issuance of the storm recovery bonds, Cleco shall submit to the Commission Staff a final Issuance Advice Letter substantially in the form of Appendix A to this Financing Order. The completed Issuance Advice Letter shall evidence the actual dollar amount of the initial storm recovery charges and other information specific to the storm recovery bonds to be issued, as set forth in Appendix A. As part of the Issuance Advice Letter, Cleco, through an officer of Cleco, shall provide a certification in the form provided in the Issuance Advice Letter approved by the Commission. Each bookrunning underwriter shall provide a certification attached to the Issuance Advice Letter consistent with Findings of Fact Paragraph 101. Each bookrunning underwriter certification will be filed with the Commission Staff under seal as trade secret, proprietary, and confidential. As part of the final Issuance Advice Letter as Attachment 2 thereof, Cleco will provide an update of the net present value of the savings resulting from the transaction, as compared to traditional methods of financing storm recovery costs. In addition, if additional credit enhancements or arrangements to enhance marketability are used, the Issuance Advice Letter shall include certification that the additional credit enhancements or other arrangements are reasonably expected to provide benefits as required by this Financing Order.

Commission Action: Ordering Paragraphs

7.	Designee Approval of Issuance Advice Letter. Within one business day after receipt of the final Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence and delivering a copy to Cleco, or (b) reject the Issuance Advice Letter and state the reasons therefor. The Designee’s review of and concurrence with the Issuance Advice Letter shall be limited to determining that (i) the final structuring, terms and pricing of the storm recovery bonds in the Issuance Advice Letter are consistent with the criteria established in this Financing Order and (ii) the mathematical calculations are accurate. The Designee shall approve the final Issuance Advice Letter if he determines that those two standards are met and such approval shall be final, irrevocable, and incontestable without need of further action by the Commission. The Designee shall approve the transaction using the form of Concurrence attached as Attachment 5 to the Issuance Advice Letter (Appendix A). The Designee’s approval through the Concurrence shall establish and evidence the binding approval by the Commission of the structuring, terms and pricing of the storm recovery bonds and all related documents and security as consistent with this Financing Order. The Designee's approval of the transaction shall, pursuant to the Commission's authority under this Financing Order and without need for further action by the Commission, constitute affirmative and conclusive authorization for Cleco and the SPE to execute the issuance of the storm recovery bonds and the transaction on the terms set forth in the Issuance Advice Letter. A change in market conditions between the date and time of the actual pricing of the storm recovery bonds and that of the Designee’s review of the Issuance Advice Letter shall not constitute grounds for rejecting the Issuance Advice Letter.

8.	Commission Designee. The Executive Secretary of the Commission is hereby appointed to act as Designee in accordance with the terms of this Financing Order. In the event of his absence or incapacity, the Chairman shall act as substitute Designee. In the event of his absence or incapacity, the Vice Chairman shall act as substitute Designee. The Designee shall act in accordance with the terms of this Financing Order, with individual authority to take action in that capacity. The Designee shall act in accordance with the terms of this Financing Order.

9.	Approval of Initial Storm Recovery Charges. The initial storm recovery charges, as set forth in the Issuance Advice Letter, shall be billed commencing on the first day of the first billing cycle of the first Cleco revenue month that begins at least forty-five (45) days after the date of issuance of the storm recovery bonds (which date of issuance shall not occur prior to the third business day after pricing of the storm recovery bonds).

Commission Action: Ordering Paragraphs

10.	Approval of Rate Schedules. The Forms of rate schedules (Rate Schedule SRCA and Rate Schedule SCSA) attached as Appendices B-1 and B-2 to this order are approved. Prior to the issuance of any storm recovery bonds under this Financing Order, Cleco shall file rate schedules that conform to the form of Appendices B-1 and B-2 attached to this Financing Order.

11.	Creation of Storm Recovery Property. Subject to Ordering Paragraph 56, on the effective date of this Financing Order storm recovery property within the meaning of Section 1227(17) is hereby created in favor of Cleco as described in Conclusions of Law Paragraphs 25 and 28 through 30, Findings of Fact Paragraphs 54 and 55, and elsewhere in this Financing Order. This storm recovery property includes without limitation the irrevocable right to impose, bill, charge, collect, and receive the storm recovery charges authorized by this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order, but excludes the Company Retained Rights.

B.           Storm Recovery Charges

12.	Imposition and Collection. Cleco is authorized to impose on, and the servicer is authorized to collect from, all LPSC-jurisdictional customers (except to the limited extent expressly provided in Ordering Paragraph 15) of Cleco (or its successor) storm recovery charges in an amount sufficient at all times to provide for the recovery of the aggregate periodic payment requirements (including payment of scheduled principal and interest on the storm recovery bonds) by means of the projected periodic billing requirement, as approved in this Financing Order. The initial amount of such storm recovery charges shall be as set forth in the Issuance Advice Letter of Cleco, calculated in the manner required by this Financing Order. Thereafter, the amount of such storm recovery charges shall be periodically corrected or “trued-up,” as required or permitted by this Financing Order. The storm recovery charges shall be imposed and collected until all storm recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full.

13.	Allocation of Payment Responsibility. Cleco's proposed method of allocating the payment requirements for the storm recovery bonds and financing costs, which includes cross-collateralization among customer classes, is approved.

Commission Action: Ordering Paragraphs

14.	Bondholder's Rights and Remedies. Upon the transfer by Cleco of the storm recovery property to the SPE and the SPE's pledge of such property to the indenture trustee, the bondholders shall have as collateral all of the rights of Cleco (except the Company Retained Rights) with respect to such storm recovery property pledged under such documents, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the rights, subject to the terms of the servicing agreement, to assess and collect any amounts payable by any customer in respect of the storm recovery property.

15.	Nonbypassability. Cleco and any other entity providing electric transmission or distribution services are required to collect and must remit, consistent with this Financing Order, the nonbypassable storm recovery charges that are applied to all existing and future LPSC-jurisdictional customers who remain attached to Cleco’s (or its successor’s) electric transmission or distribution lines, and who, via such lines, receive any type service from Cleco (or its successor) under rate schedules or special contracts approved by the Commission. The storm recovery charges shall be nonbypassable within the meaning of Internal Revenue Service Revenue Procedure 2005-62. Storm recovery charges for customers choosing to self-generate or co-generate will be assessed on the total amount, in the aggregate, of their firm and standby load served by Cleco. Customers utilizing standby service will continue to pay a proportional share of the storm recovery charges, which will include a Customer component so that even accounts which may for various reasons require no energy usage on a monthly basis will contribute to the collection of storm recovery charges. Any customer who completely severs interconnection with Cleco may become exempt from continued payment of the storm recovery charges. Consistent with Ordering Paragraph 45, the Commission will ensure that such obligations are undertaken and performed by Cleco or any other entity providing electric transmission and distribution services, or in the event that the Company’s transmission and distribution services are split, by an entity providing transmission or distribution services to Cleco's LPSC-jurisdictional customers designated by the Commission in connection with an order relating to such split.

Commission Action: Ordering Paragraphs

16.	True-Ups. True-ups of the storm recovery charges shall be undertaken and conducted as described in this Financing Order, including without limitation Findings of Fact Paragraphs 82 through 96. True-up filings shall be made substantially in the form of Appendix D to this Financing Order. The servicer shall file the true-up adjustments in a compliance filing and shall give notice of the filing to all parties in this LPSC Docket No. U-35807. The Commission covenants and agrees that it shall act to ensure that the true-up mechanism is used in order to ensure the projected recovery of amounts sufficient to provide timely payment of all scheduled principal and interest and other financing costs (including, when necessary, to bring all principal payments on schedule over the next two succeeding payment dates). Cleco shall return all over-collateralization and other excess recoveries to customers either in the final year true-up or as determined in accordance with Ordering Paragraph 31. No error by the servicer, or failure of any party to receive notice of such true-up (other than the Commission Staff), shall affect the validity of any true-up adjustment.

17.	Remittances. While Cleco is the servicer, the storm recovery charges shall be remitted by Cleco to the SPE (or the indenture trustee) as described in this Financing Order every servicer business day in accordance with the methodology described in servicing agreement consistent with this Financing Order.

18.	Partial Payments. If any customer does not pay the full amount of any bill to Cleco, the amount paid by the customer will be applied to all charges on the bill, including without limitation electric service charges and all storm recovery charges (under this or future Commission orders) and all similar securitization charges, based, as to a bill with charges covering more than one month, on the chronological order of billing, and, as to those charges with the same billing date, pro-rata. In addition, such partial collections representing storm recovery charges (including if the SPE has issued multiple series of storm recovery bonds under separate financing orders) and any other similar securitization charges shall be allocated among all such securitization bonds pro-rata based upon the amounts billed with respect to each issuance of securitization bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff.

19.	Line Item. Cleco shall separately identify storm recovery charges on bills, or include these storm recovery charges on the line item on bills for (and with) other storm recovery charges (and similar securitization charges) subsequently approved by the Commission, all in a manner consistent with Findings of Fact Paragraph 76.

Commission Action: Ordering Paragraphs

20.	Ownership Notification. The servicer must provide a written notification, at least annually to all customers, to the effect that the SPE (or its assignee) is the owner of the rights to the storm recovery property, and that Cleco (or other servicer) is merely the collection agent for the SPE (or its assignee or pledgee). The Company will work with the Commission Staff and Commission Advisors to develop the appropriate language for and timing of these annual bill notifications or website notifications. Any failure of Cleco or a successor servicer to comply with this paragraph shall not invalidate, impair, or affect this Financing Order, or any storm recovery property, storm recovery charge, or storm recovery bonds.

21.	No Setoff. As provided in Section 1229(G), the interest of the SPE or another assignee or a secured party in storm recovery property shall not be subject to setoff, counterclaim, surcharge, or defense by Cleco or any other person or in connection with the reorganization, bankruptcy or other insolvency of Cleco or any other entity.

C.           Storm Recovery Bonds

22.	Issuance. The SPE is authorized to issue storm recovery bonds as specified in this Financing Order. The SPE may not issue variable rate bonds or enter into an interest rate swap or hedge arrangement in connection therewith. The principal amount of the storm recovery bonds shall be as set forth in the Issuance Advice Letter, delivered to the Commission Staff and approved by the Commission Designee in compliance with this Financing Order (consistent with Ordering Paragraph 25). The Commission approves, and the storm recovery bonds shall be structured to provide, an amortization schedule with relatively level debt service requirements and projected corresponding aggregate storm recovery charges that are modestly declining over the period of recovery (excluding possibly the first payment period), if the actual year-to-year changes in customer delivery load match the changes forecast at the time the storm recovery bonds are structured and priced and other assumptions are realized, subject to rating agencies requirements and to further modification in accordance with the true-up mechanism approved in this Financing Order.

Commission Action: Ordering Paragraphs

23.	Sale of Storm Recovery Property. Cleco shall sell and transfer the storm recovery property to the SPE in accordance with Section 1228(C)(3).

24.	Commission Participation in Bond Issuance. To ensure that the pricing and structuring of the storm recovery bonds will produce maximum benefits for customers, including the pricing of the storm recovery bonds consistent with market conditions at the date and time of pricing and the terms of this Financing Order, the Commission has determined that Commission Staff, including the Commission’s Designee, and the Commission Advisors, will participate with Cleco in the structuring, documenting, marketing and pricing of the storm recovery bonds through the process described in Findings of Fact Paragraph 98 and Ordering Paragraph 59, as well as through the Issuance Advice Letter process. The Designee’s submission of the Concurrence at the conclusion of the Issuance Advice Letter process shall be sufficient evidence for all purposes of the whole and complete compliance by the Company with the requirements of this Paragraph.

25.	Principal Amount. The principal amount of the storm recovery bonds shall be an amount sufficient to recover and fund Cleco's LPSC-jurisdictional storm recovery costs, estimated carrying costs (including debt issuance costs for interim financing and Hurricane Ida carrying costs), Cleco's two storm recovery reserves (regular storm recovery reserve and special Ida Reserve), Cleco’s upfront financing costs set (for purposes of this calculation) at $9.0 million, the adjustments consistent with Findings of Fact Paragraph 26 and Ordering Paragraph 2, and any rounding amount, all as reflected in the final Issuance Advice Letter at the time of pricing of the bonds as described in Findings of Fact Paragraph 29. The final Issuance Advice Letter shall thereby establish the updated and final aggregate authorized securitization principal amount.

Commission Action: Ordering Paragraphs

26.	Ongoing Financing Costs. The ongoing financing costs, as described in this Financing Order and the final Issuance Advice Letter, shall be recovered on a current basis through the storm recovery charges. The initial amount of the ongoing financing costs shall be revised and updated in the Issuance Advice Letter to reflect any change in the expected principal amount of the storm recovery bonds and other relevant information available at the time of pricing the bonds. Any changes to the initial estimated ongoing financing costs shall be revised and updated on a timely basis, by the servicer, in connection with the true-up process authorized in this Financing Order. The compensation servicer fee paid to Cleco per year is fixed at 0.05% of the initial principal amount of the storm recovery bonds. The amount to be paid to Cleco as an administration fee, under the administration agreement, for providing administrative and support services to the SPE, is fixed at $100,000.00 per year (with no escalation). In addition, Cleco, as initial servicer, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting and external legal services as well as for other items of cost that will be incurred annually to support and service the storm recovery bonds after issuance, consistent with Findings of Fact Paragraph 60. Only actual ongoing financing costs associated with these external services will be collected from customers. The revenues collected by Cleco, or by any affiliate of Cleco, acting as servicer under the servicing agreement and for administrative services under the administration agreement will be included as an identified revenue credit and thus reduce revenue requirements for the benefit of the LPSC-jurisdictional customers of Cleco in its next rate case following collection of such revenues. The expenses of acting as the servicer and for administration services likewise will be included as a cost of service in each such rate case for Cleco.

27.	Transaction Structure. The financing and transaction structure as described in this Financing Order is approved. The forms of documents described in Findings of Fact Paragraphs 46 and 47 will be reviewed and approved by the Commission Staff and Commission Advisors consistent with the Issuance Advice Letter approval process and Ordering Paragraph 24.

28.	Not an Obligation of the State. The storm recovery bonds must contain on their face pursuant to Section 1233 the following statement: “Neither the full faith and credit nor the taxing power of the State of Louisiana is pledged to the payment of the principal of, or interest on, this bond.”

29.	Refinancing. Cleco may apply for a subsequent financing order to refinance, retire or refund storm recovery bonds issued under this Financing Order pursuant to Section 1228(F).

30.	Collateral. All storm recovery property and other collateral shall be held in pledge and administered by the indenture trustee pursuant to the indenture as described in Cleco's Securitization Testimony. The SPE shall establish a collection account with the indenture trustee as described in the Securitization Testimony and Findings of Fact Paragraphs 67 through 72.

Commission Action: Ordering Paragraphs

31.	Distribution Following Repayment. Upon payment in full of all storm recovery bonds authorized in this Financing Order and the discharge of all obligations including financing costs in respect thereof that may be paid by use of storm recovery charges, all remaining amounts in the collection account, including investment earnings, other than amounts that were in the capital subaccount (including earnings thereon) dealt with in Ordering Paragraph 32, shall be released by the indenture trustee to the SPE for distribution to Cleco. Within thirty (30) days after the payment of all obligations (including final financing costs) payable from those funds, Cleco shall notify the Commission of the amount of such funds available for crediting to the benefit of customers, and such amount shall be added to a restricted storm recovery reserve, or credited to Cleco’s customers, all as mandated by and in the manner to be prescribed by the Commission at that time.

32.	Funding of Capital Subaccount. The capital investment by Cleco to the SPE to be deposited into the capital subaccount shall be funded by Cleco from its own funds and not from the proceeds of the sale of storm recovery bonds. After payment in full of all storm recovery bonds and the discharge of all obligations including financing costs in respect thereof (including after any mandated delay in the discharge of the servicer under the servicing agreement), all amounts in the capital subaccount shall be released to the SPE for distribution to and retention by Cleco (except any excess earnings). Cleco may earn a rate of return on its capital investment in the SPE until returned by the SPE equal to the rate of interest that was established on the longest maturity tranche of the storm recovery bonds, to be paid by means of periodic distributions from the SPE that are funded first by the income earned thereon through investment by the indenture trustee in eligible investments and second by any deficiency being collected through the true-up adjustments, and further, any actual earnings in excess of that rate will be credited to customers through Rate Schedule SCSA.

33.	Original Issue Discount. The SPE may determine to provide for original issue discount on the storm recovery bonds through the Issuance Advice Letter process.

Commission Action: Ordering Paragraphs

34.	Credit Enhancement. Cleco may provide for various forms of credit enhancement including letters of credit, an overcollateralization account or reserve or other subaccounts, and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the storm recovery bonds. Cleco may include the costs of credit enhancements or other arrangements to promote credit quality or marketability as financing costs, provided that the Commission's financial advisor Sisung Securities Corporation and Cleco agree in advance that such enhancements or arrangements provide benefits greater than their tangible and intangible costs pursuant to Findings of Fact Paragraphs 52 and 72. The costs of credit enhancements are not subject to the $9.0 million cap on upfront financing costs and shall not be included in the adjustment calculations under Ordering Paragraph 3. If the use of credit enhancements or other arrangements is proposed by Cleco, Cleco shall provide the Commission’s financial advisor with copies of cost/benefit analyses, if any, performed by or for Cleco that support the request to use such arrangements. Cleco shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in financing costs recoverable as upfront costs or through Rate Schedule SRCA. This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

35.	Life of Bonds. The scheduled final payment date of any tranche of the storm recovery bonds authorized by this Financing Order shall not exceed twenty-one (21) years from the date of issuance of the bonds. The legal final maturity of any tranche of the storm recovery bonds shall not exceed twenty-three (23) years from the date of issuance of the bonds.

36.	Allocations. The Commission approves with respect to the storm recovery charges resetting allocation factors for apportioning the periodic billing requirement for each customer class in accordance with Cleco’s most recently completed annual base revenue forecast, subject to further modification in accordance with rating agencies requirements and the true-up mechanism approved in this Financing Order.

Commission Action: Ordering Paragraphs

37.	Use of the SPE. Cleco shall use the SPE, a special purpose storm recovery funding entity as proposed in its Securitization Application and the Securitization Testimony, in conjunction with the issuance of any storm recovery bonds authorized under this Financing Order. The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions and to avoid the possibility that Cleco would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE, as well as to assure that the storm recovery bonds will be treated as borrowings of Cleco for federal income tax purposes. The SPE shall be formed under Louisiana law. The Commission shall not exercise any authority to approve or not approve any independent manager of the SPE selected by Cleco.

38.	Voluntary Bankruptcy of the SPE; Dissolution. Pursuant to Section 1228(D)(2) and consistent with Financings of Fact Paragraph 40, the SPE is authorized to include in its organizational documents a provision that in order for a person to file a voluntary bankruptcy petition on its behalf, there must first be prior unanimous consent of the SPE's managers. Such provision concerning the voluntary bankruptcy of the SPE shall constitute a legal, valid, and binding agreement of Cleco as the member of the SPE and is enforceable against such member. Further, a person shall have authority under the laws of Louisiana to file a voluntary bankruptcy petition on behalf of the SPE only after compliance with such provision. Additionally, Cleco shall not apply for judicial dissolution of the SPE, and Cleco is not permitted to and shall not withdraw from or otherwise cease to be a member of the SPE for any reason whatsoever, including that Cleco itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the SPE is substituted for Cleco, until all storm recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full.

D.           Financial and Other Advisors

39.	Commission Advisors. The Commission will have the sole authority to select and retain its financial advisor and any outside legal counsel and regulatory consultants for approval of the bond issuance. The costs of the Commission Advisors will be paid as financing costs from storm recovery bond proceeds or storm recovery charges.

Commission Action: Ordering Paragraphs

E.           Servicing

40.	Servicing Agreement. Cleco shall act as initial servicer as described in this Financing Order and shall enter into the servicing agreement with the SPE and perform the servicing duties approved in this Financing Order.

41.	Servicing Fees. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that the annual servicing fee payable to Cleco while it is serving as servicer (or to any other servicer affiliated with Cleco) shall be fixed at 0.05% of the original principal amount of the storm recovery bonds, plus reimbursement for its out-of-pocket costs for external accounting and legal services and other items of costs consistent with, and subject to the mechanism described in, Findings of Fact Paragraph 60 and Ordering Paragraph 26. The annual servicing fee payable to any other servicer not affiliated with Cleco shall not at any time exceed per year 0.60% of the original principal amount of the storm recovery bonds unless such higher rate is approved by the Commission pursuant to Ordering Paragraph 42. As provided in Findings of Fact Paragraph 60, in the event that Cleco is replaced as initial servicer, pursuant to the terms of the servicing agreement, the servicing fee shall be an amount that the indenture trustee finds reasonably necessary to pay, in order to engage a utility or other qualified unrelated third party to undertake such duties as servicer, whether or not it has any other commercial relationship to the customers to whom the storm recovery charges must be billed, not to exceed 0.60% of the initial principal amount of the storm recovery bonds unless Cleco (or the SPE or the financing parties) demonstrates to the Commission that a higher servicing fee must be paid in order to obtain the services based on the prevailing market conditions at that time and the Commission approves such higher fee at that time as provided in Ordering Paragraph 42.

Commission Action: Ordering Paragraphs

42.	Replacement of Cleco as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to servicer's performance of its servicing functions with respect to the storm recovery charges, the financing parties may replace Cleco as the servicer in accordance with the terms of the servicing agreement with the SPE’s prior written consent (which shall not be unreasonably withheld). If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph 41, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or unless (ii) the Commission does not act to either approve or disapprove the appointment within 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace Cleco as the servicer in any of its servicing functions with respect to the storm recovery charges and the storm recovery property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the storm recovery bonds to be suspended, withdrawn, or downgraded. To the extent a higher servicing fee is caused by the replacement appointment of a servicer not affiliated with Cleco due to the negligence, misconduct or termination for cause of Cleco or an affiliate servicer, the servicing agreement shall provide (for the benefit of the Commission) that Cleco shall bear the increased portion, and not its customers.

43.	Amendment of Agreements. The parties to the servicing agreement, administration agreement, indenture, sale agreement, and SPE limited liability company operating agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement that would increase the ongoing financing costs shall be permitted without the prior approval of the Commission. Any amendment that does not increase the ongoing financing costs shall be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing financing costs shall be provided by the SPE to the Commission along with a statement as to the possible effect of the amendment on the ongoing financing costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

44.	Collection Terms. The servicer shall remit collections of the storm recovery charges to the indenture trustee for the SPE's account as described in this Financing Order every servicer business day in accordance with the terms of the servicing agreement and Findings of Fact Paragraph 59.

Commission Action: Ordering Paragraphs

45.	Contract to Provide Service. As a part of the sale agreement or the servicing agreement with the SPE, or both, and pursuant to Section 1228(C)(9) and Section 1229(H), Cleco shall undertake that, in consideration of the SPE's purchase of Cleco's rights under this Financing Order (other than the Company Retained Rights), Cleco will continue to operate its system to provide transmission and distribution delivery service to its LPSC-jurisdictional customers; and, to the extent that any interest in storm recovery property created by this Financing Order is assigned, sold or transferred to another assignee, Cleco shall enter into a contract with that assignee that requires Cleco (or its successor) to continue to operate its transmission and delivery system to provide service to Cleco's LPSC-jurisdictional customers; and further (in each case) Cleco will undertake to collect, account and remit amounts in respect of the storm recovery charges for the benefit and account of such assignee (or its financing party); provided, however, that this provision shall not prohibit Cleco from selling, assigning, or otherwise divesting its transmission system or distribution system (or any portions thereof) providing service to Cleco's LPSC-jurisdictional customers, by any method whatsoever, including those specified in Ordering Paragraph 58 pursuant to which an entity becomes a successor, so long as the entities acquiring either such system or portion thereof agree to continue operating such facilities to provide service to LPSC-jurisdictional customers.

F.           Use of Proceeds; Application of Post Financing Order Insurance Proceeds and Grants

46.	Use of Proceeds. The SPE will use the net proceeds from the sale of the storm recovery bonds (after payment of upfront financing costs payable by or reimbursable from the SPE in an amount consistent with this Financing Order) to pay to Cleco the purchase price of the storm recovery property. Such net proceeds (after payment of upfront financing costs payable by or reimbursable from Cleco in an amount consistent with this Financing Order) will be used by Cleco as follows: Cleco will use $100 million to fund the restricted regular storm recovery reserves held in a segregated restricted account and $95 million to fund the separate restricted special Ida Reserve held in a separate segregated restricted account. Cleco will use the remaining portion of the proceeds (approximately $230 million) towards repayment of the shorter-term floating rate notes issued by the Company for interim financing. This use of proceeds is approved and the proceeds may not be used for any other purpose. The use of proceeds from the sale of the storm recovery bonds in violation of this Financing Order shall subject the Company to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the storm recovery property irrevocably created hereby, or the approval of the transaction by the Designee granted in the Concurrence by authority of this Financing Order, or the storm recovery bonds.

Commission Action: Ordering Paragraphs

47.	Restricted Regular Storm Recovery Reserve. The Commission directs Cleco to deposit $100 million of the funds paid by the SPE to establish the restricted regular storm recovery reserve in a segregated restricted account. Cleco will then have access to this restricted reserve as provided in the U-35807-A Revenue Requirement Order (as supplemented from time to time). The amount deposited shall include the rounding amount under Ordering Paragraph 2.

48.	Restricted Ida Reserve. The Commission directs Cleco to deposit $95 million of the funds paid by the SPE to establish the separate special Ida Reserve in a separate segregated restricted account. Cleco may withdraw funds from the Ida Reserve account exclusively for reimbursement of Hurricane Ida storm recovery costs, both the capital costs and the operations and maintenance expense, with any surplus after all Hurricane Ida storm recovery activity is completed, accounted, reimbursed and reviewed to be transferred to the separate regular storm recovery reserve, all as provided in the U-35807-A Revenue Requirement Order. Hurricane Ida storm recovery costs will be subject to a later prudence review by the Commission. The funding of, and withdrawal and use of the proceeds from, the Ida Reserve account shall not impair and are without prejudice to, and remain subject to, a full prudence review by the Commission of the Hurricane Ida storm recovery costs and a determination of the amounts that are eligible for recovery from customers, and any cost deemed by the Commission upon audit to not be prudently incurred will be refunded to Cleco’s LPSC-jurisdictional customers in the manner ordered by the Commission at the time of such determination. Any such determination mandating a refund shall not invalidate, impair, or affect this Financing Order, or any storm recovery property, storm recovery charges, or storm recovery bonds.

Commission Action: Ordering Paragraphs

49.	Tax Reconciliation. Cleco will finance the gross amount of storm recovery costs before any reduction for the benefit associated with the return on accumulated deferred income taxes or other tax effects relating to the incurrence of such costs. All such tax benefits or other tax effects shall inure to the benefit of customers as reflected in Rate Schedule SCSA.

50.	Post-Financing Order Insurance and Grant Proceeds. To the extent Cleco receives insurance proceeds or receives grants from the State of Louisiana or the government of the United States of America or receives similar sources of reimbursement after the date of this Financing Order, the purpose of which is to provide for permanent recovery of storm recovery costs that have been financed, Cleco shall credit such amounts to customers dollar-for-dollar through the separate Rate Schedule SCSA under terms and conditions approved by the Commission or as the Commission may otherwise direct.

G.           Commission Pledge

51.	Irrevocable. After the earlier of the transfer of the storm recovery property to the SPE or issuance of the storm recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds and the related financing costs. The Commission covenants, pledges, and agrees it thereafter shall not amend, modify, or terminate this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the storm recovery charges approved in this Financing Order, or in any way reduce or impair the value of the storm recovery property created by this Financing Order, except as may be contemplated by a refinancing authorized in strict accordance with the Securitization Act by a subsequent order of the Commission or by the periodic true-up adjustments authorized by this Financing Order, until the indefeasible payment in full of the storm recovery bonds and the related financing costs.

Commission Action: Ordering Paragraphs

52.	Duration. Consistent with Ordering Paragraph 5, this Financing Order and the storm recovery charges authorized hereby shall remain in effect until the storm recovery bonds and all financing costs related thereto have been indefeasibly paid or recovered in full. Consistent with Section 1228(C)(8), this Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings, or the merger or sale, of Cleco or its successors or assigns. Pursuant to Section 1229(H), any successor to Cleco, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, Cleco in the same manner and to the same extent as Cleco, including collecting and paying to the person entitled to receive them, the revenues, collections, payments, or proceeds of the storm recovery property.

53.	Contract. The Commission acknowledges that the storm recovery bonds approved by this Financing Order will be issued and purchased in express reliance upon this Financing Order and the Commission's covenant and pledge herein of irrevocability and the vested contract right created hereby. The provisions of this Financing Order shall create a contractual obligation of irrevocability by the Commission in favor of the owners from time to time of the storm recovery bonds, and any such bondholders may by suit or other proceedings enforce and compel the performance of this Financing Order against the Commission in accordance with the indenture. It is expressly provided that such remedy as to individual commissioners of the Commission is strictly limited to a claim solely for prospective relief of declaratory and injunctive relief only; there shall be no other cause or right of action for damages or otherwise against the individual commissioners. The purchase of the storm recovery bonds, which reference in their related documentation the covenant and pledge provided in this Financing Order, is acknowledged by the Commission to be adequate consideration by the owners of the bonds for the Commission's covenant of irrevocability contained in this Financing Order. The Commission acknowledges that it would be unreasonable, arbitrary, and capricious for the Commission to take any action contrary to the covenant and pledge set forth in this Financing Order after the issuance of the storm recovery bonds.

Commission Action: Ordering Paragraphs

54.	Full Compensation. Nothing in this Financing Order shall preclude limitation or alteration of this Financing Order if and when full compensation is made for the full protection of the storm recovery charges approved pursuant to this Financing Order and the full protection of the holders of storm recovery bonds and any assignee or financing party.

55.	Inclusion of Pledges. The SPE, as issuer of the storm recovery bonds, is authorized, pursuant to Section 1234(C) of the Securitization Act and this Financing Order, to include the State of Louisiana pledge contained in Section 1234 of the Securitization Act and the Commission pledge contained in Ordering Paragraph 51 with respect to the storm recovery property and storm recovery charges in the bonds and related bond documentation. This Financing Order is subject to the State pledge.

H.           Miscellaneous Provisions

56.	Continuing Issuance Right. The SPE has the continuing irrevocable right at the request of Cleco to cause the issuance of storm recovery bonds in accordance with this Financing Order for an issuance period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable; (ii) the date on which the U-35807-A Revenue Requirement Order becomes final and not appealable; or (iii) the date on which any other regulatory approvals necessary to issue the storm recovery bonds are obtained and not appealable. If the storm recovery bonds authorized by this Financing Order are not issued during this issuance period, the storm recovery property created by this Financing Order shall cease to exist. If at any time during the issuance period of this Financing Order there is a severe disruption in the financial markets of the United States, the issuance period shall automatically be extended to a date which is not less than ninety (90) days after the date such disruption ends. Pursuant to Section 1228(E), and consistent with Findings of Fact Paragraph 65, nothing in this Financing Order compels Cleco to cause the issuance of storm recovery bonds.

57.	Internal Revenue Service Private Letter or Other Rulings. Cleco is not required by this Financing Order to obtain a ruling from the IRS. Cleco shall obtain an opinion of tax counsel sufficient in Cleco’s judgment to support the issuance of the storm recovery bonds.

Commission Action: Ordering Paragraphs

58.	Binding on Successors. This Financing Order, together with the storm recovery charges authorized in it, shall be binding on Cleco and any successor to Cleco that provides electric transmission and distribution service to Cleco's LPSC-jurisdictional customers,[14] and if Cleco or its successor no longer owns and operates both the transmission and distribution systems servicing Cleco's LPSC-jurisdictional customers then any entity that the Commission designates in connection with an order relating to such split shall be bound by this Financing Order. This Financing Order is also binding on any other entity responsible for billing and collecting storm recovery charges on behalf of the SPE and on any successor to the Commission. In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor or transferor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, acquisition, division, consolidation or other business combination, conversion, assignment, sale, transfer, lease, management contract, pledge or other security, by operation of law, as a result of electric utility restructuring, governmental reorganization, or otherwise. Nothing in this Financing Order is intended to limit or impair any authority of the Commission concerning the transfer of ownership or control of Cleco or its assets.

59.	Flexibility; Underwriting. Subject to compliance with the requirements of this Financing Order and consistent with Section 1228(B), Cleco shall be afforded flexibility in establishing the terms and conditions of the storm recovery bonds, including repayment schedules, term, scheduled final payment dates and legal maturity (within the limits established herein), payment dates, required debt service, interest rates, use of original issue discount, indices, reserves, collateral, credit enhancement (within the limits provided herein), the type and form of the transaction’s securities registration, selection of certain transaction participants (consistent with this Paragraph), and upfront and ongoing financing costs. In addition, although it is currently assumed that the storm recovery bonds will be issued through a negotiated offering, if Cleco and the Commission Staff and the Commission’s financial advisor jointly determine that the sale of the storm recovery bonds through a competitive bid process may enhance marketability, and that the sale through a competitive bid process provides benefits greater than the tangible and intangible costs, the storm recovery bonds may be sold through competitive bidding. Satisfaction of the requirements of this Paragraph shall be evidenced as provided in Ordering Paragraph 24.

14 Any such successor shall perform and satisfy all obligations of and have the same rights under this Financing Order as Cleco, including collecting and paying to the person entitled to receive them the revenues, collections, payments, or proceeds of the storm recovery property created by this Financing Order.

Commission Action: Ordering Paragraphs

60.	Waiver. The Commission waives any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.

61.	Regulatory Approvals. All regulatory approvals and authorizations within the jurisdiction of the Commission that are necessary for the imposition of the storm recovery charges associated with the storm recovery costs that are the subject of the Securitization Application and the Ida Application, and for the financing and all related aspects of the transaction contemplated in the Securitization Application and the Ida Application, are granted.

62.	Effect. This Financing Order constitutes a legal financing order for Cleco under the Securitization Act. The Commission finds this Financing Order complies with the provisions of the Securitization Act. A financing order gives rise to rights, interests, obligations and duties as expressed in the Securitization Act. It is the Commission's express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. This Financing Order, including without limitation all of the foregoing findings of fact and conclusions of law, is final administrative action.

63.	Further Commission Action. The Commission will act pursuant to this Financing Order as expressly authorized by the Securitization Act to ensure that expected storm recovery charge revenues are sufficient to pay at all times the scheduled principal of and interest on the storm recovery bonds issued pursuant to this Financing Order and all other financing costs in connection with the storm recovery bonds (including, when necessary, to bring all principal payments on the storm recovery bonds on schedule over the next two succeeding bond payment dates).

Commission Action: Ordering Paragraphs

64.	Further Actions by Others. Cleco is directed to take all actions as are required to effectuate the transaction approved and authorized in this Financing Order, subject to compliance with the criteria established in this Financing Order. Cleco, the SPE, the Commission Staff and the Commission Designee are directed to take all other actions required by this Financing Order.

65.	Effectiveness of Order. This Financing Order is effective immediately.

66.	All Other Motions, etc., Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, or in the Order U-35807-A Revenue Requirement Order, are denied for want of merit.

67.	Revenue Requirement Order. To the extent that the terms of this Financing Order and the terms of the U-35807-A Revenue Requirement Order are inconsistent or conflict, the terms of this Financing Order shall control.

[The remainder of this page is blank intentionally.]

Commission Action: Ordering Paragraphs

68.	Interim Relief Termination. Consistent with the U-35807-A Revenue Requirement Order, collections authorized pursuant to interim storm relief will terminate automatically upon the first billing cycle following the month in which the storm recovery bonds are issued.

This order is effective immediately.

BY ORDER OF THE COMMISSION
Baton Rouge, Louisiana
_______________________, 2022

DISTRICT III
CHAIRMAN LAMBERT C. BOISSIERE, III

DISTRICT IV
VICE CHAIRMAN MIKE FRANCIS

DISTRICT V
COMMISSIONER FOSTER L. CAMPBELL

DISTRICT I
COMMISSIONER ERIC F. SKRMETTA

DISTRICT II
COMMISSIONER CRAIG GREENE

BRANDON M. FREY
EXECUTIVE SECRETARY

LIST OF APPENDICES

Appendix A	Form of Issuance Advice Letter

Attachment 1

	Schedule A	Total Securitization Principal Amount

	Schedule B	Estimated Upfront Costs

Attachment 2

	Schedule A	Bonds Revenue Requirement Information

	Schedule B	Ongoing Costs

	Schedule C	Calculation of Storm Recovery Charges

	Schedule D	Net Present Value Benefit

	Schedule E	Typical Residential Bill Comparison

	Attachment 3	Initial Allocation to SRCA Rate Classes

	Attachment 4	Company’s Certification

	Attachment 5	Commission Designee’s Concurrence

	Attachment 6	Service List

Appendix B-1	Rate Schedule SRCA (Storm Cost Adjustment) and Allocation Methodology illustrated

Appendix B-2	Rate Schedule SCSA (Storm Cost Surcredit Adjustment)

Appendix C	Estimate of Upfront and Ongoing Financing Costs

Appendix D	Form of True-Up Calculation Notice Letter

APPENDIX A

FINANCING ORDER

ISSUANCE ADVICE LETTER

[ _____ ], 2022

ORDER NO. U-35807-B

LOUISIANA PUBLIC SERVICE COMMISSION

SUBJECT: ISSUANCE ADVICE LETTER FOR STORM RECOVERY BONDS

Pursuant to the Financing Order adopted in Docket No. U-35807, Cleco Power LLC’s Application for (I) Recovery in Rates Of Certain Storm Damage Costs Incurred as a result of Hurricanes Laura, Delta and Zeta, and Winter Storms Uri and Viola, Related Securitization Financing and Establishment of a Storm Reserve; and (II) Expedited Treatment, Order No. U-35807-B (the “Financing Order”), CLECO POWER LLC (“Applicant”) hereby submits, no later than two business days after the pricing of this series of Storm Recovery Bonds, the information referenced below. This Issuance Advice Letter is for the Cleco Securitization I LLC Storm Recovery Bonds, tranches [_____________]. Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

PURPOSE

This filing establishes the following:

(a)	the total amount to be financed, consisting of the approved storm recovery costs, two storm recovery reserves, and upfront financing costs;
(b)	confirmation that customers will experience savings relative to traditional methods of financing;
(c)	confirmation that the structuring, terms and pricing of the storm recovery bonds are consistent with the Financing Order;
(d)	confirmation that the pricing of the storm recovery bonds is consistent with market conditions at the time of pricing;
(e)	the actual terms and structure of the storm recovery bonds being issued;
(f)	the initial storm recovery charges for retail users; and
(g)	the identification of the SPE.

The Concurrence by the Commission’s Designee to this filing will establish the Commission’s approval of the final forms of the indenture, SPE limited liability company operating agreement, sale agreement, administration agreement, and servicing agreement.

The Applicant hereby confirms, pursuant to the Financing Order, the following:

COSTS BEING FINANCED

The total amount of approved costs being financed (the “Financed Costs”) is presented in Attachment 1.

APPENDIX A

FINANCING ORDER

COMPLIANCE WITH ISSUANCE STANDARDS

The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the storm recovery bonds result in compliance with the standards set forth in the Financing Order. These standards are:

1.	The securitization financing of approved storm recovery costs will provide significant benefits to ratepayers, greater than would be achieved absent the issuance of storm recovery bonds (See Attachment 2, Schedule D);

2.	The total principal amount financed (see Attachment 1, Schedule A) will not exceed the present value of the conventional financing revenue requirement over the life of the proposed storm recovery bonds when the present value calculation is made using a discount rate equal to the weighted average effective interest rate on the storm recovery bonds (See Attachment 2, Schedule D);

3.	The total amount of revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using conventional financing methods (See Attachment 2, Schedule C and D);

4.	The storm recovery bonds will be issued in one or more tranches having scheduled final payment dates of up to 21 years and legal final maturities not exceeding 23 years from the date of issuance of the bonds (See Attachment 2, Schedule A);

5.	The storm recovery bonds will be issued with an original issue discount on several of the tranches to promote marketability while providing yields that match market conditions; the original discount will be fully reflected in the interest rates used to calculate ratepayer benefits; and

6.	The structuring and pricing of the storm recovery bonds are certified by the Applicant to result in the lowest storm recovery bond charges consistent with market conditions and the terms (including the amortization structure ordered by the Commission, if any) set out in the Financing Order (See Attachment 4).

ACTUAL TERMS OF ISSUANCE

Name of Storm Recovery Bond Series: _____________

Name of Storm Recovery Bond Issuer SPE: Cleco Securitization I LLC

Trustee: [ ]

Closing Date: [ ], 2022

Bond Ratings (up to 3 rating agencies): S&P AAA (sf), Fitch AAA sf, Moody’s Aaa (sf)

Amount Issued: [___________]

Storm Recovery Bond Issuance Costs: See Attachment 1, Schedule B.

APPENDIX A

FINANCING ORDER

Storm Recovery Bond Support and Servicing: See Attachment 2, Schedule B.

Tranche	Interest Rate	Scheduled Final Payment Date	Legal Final Maturity
A-1
A-2
A-3
A-4

Weighted Average Coupon:[1]	%
Weighted Average Interest Rate:[2]
Life of Bonds:
Weighted Average Life of Bonds:
Call Provisions (including premium, if any):	None
Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Payment Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	See Table Above
Annual Overcollateralization Funding Requirements:
Payments to Investors:	Semi-annually, Beginning [ , 202_]
Initial annual Servicing Fee as a percent of original Storm Recovery Bond principal balance:	[.05]%
Initial annual administration fee	$

[1]	The annual coupon rates are weighted by the principal amount of each tranche.

[2]	The annual coupon rates are weighted by the principal amount and modified duration of each tranche.

APPENDIX A

FINANCING ORDER

INITIAL STORM RECOVERY CHARGE

Table I below shows the current assumptions for each of the variables used in the calculation of the initial Storm Recovery Charges.

TABLE I
Input Values For Initial Storm Recovery Charges
Applicable period: from [_______] to [________]
Forecasted retail kWh/kW sales for the applicable period[3]:
Storm Recovery Bond debt service for the applicable period[4]:	$
Percent of billed amounts expected to be charged-off:	%
Forecasted % of Billings Paid in the Applicable Period:	%
Forecasted retail kWh/kW sales billed and collected for the applicable period[5]:
Forecasted annual ongoing transaction expenses (Excluding Storm Recovery Bond principal and interest):	$
Current Storm Recovery Bond outstanding balance:	$
Target Storm Recovery Bond outstanding balance as of []:	$
Total Periodic Billing Requirement for applicable period:	$

Allocation of the periodic billing requirement (the “PBR”) among customer classes: See Attachment 3.

[3]	See Attachment 3, column 5, for billing determinants by rate class.
[4]	Cash paid to service debt within the applicable period – not an accrued amount.
[5]	Assumed collection curve for each rate class is [___]% in the first month following billing; [___]% in the second month following billing, and [___]% for amounts charged-off.

APPENDIX A

FINANCING ORDER

Based on the foregoing, the initial Storm Recovery Charges calculated for retail users are as follows:

TABLE II

Rate Class	Initial Storm Recovery Charge

Residential Service
General Service – Non Demand
General Service – Secondary
General Service – Primary
School & Church – Non Demand
School & Church – Demand
Municipal Electric Service
Large Power Service
Standby Power Service
Subscription Back-up Maintenance
Unmetered and Outdoor Lighting Service

IDENTIFICATION OF SPE

The owner of the Storm Recovery Property (the “SPE”) will be: Cleco Securitization I LLC, a Louisiana limited liability company.

EFFECTIVE DATE OF CHARGES

In accordance with the Financing Order, the Storm Recovery Charge shall be billed commencing on the first day of the first billing cycle of the first Applicant revenue month that begins at least forty-five (45) days after the Applicant’s receipt of payment in the amount of $[__________] from Cleco Securitization I LLC following Applicant’s execution and delivery to Cleco Securitization I LLC of the Bill of Sale transferring Applicant’s rights and interests under the Financing Order and other rights and interests that are Storm Recovery Property as described in the Financing Order (which will not occur prior to the third business day after pricing of the Storm Recovery Bonds). [ADDRESS: terminate interim charge]

NOTICE

Copies of this filing are being furnished to the parties on the attached service list (See Attachment 6). Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.

APPENDIX A

FINANCING ORDER

APPROVAL

[_________________________], the duly designated Designee of the Commission under the Financing Order, shall notify Applicant and the Commission, no later than one business day after receipt of this Issuance Advice Letter via email, and using the form of concurrence letter attached hereto as Attachment 5, in the case of acceptance and approval of the Issuance Advice Letter by the Designee.

AUTHORIZED OFFICER

The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.

Respectfully submitted,

CLECO POWER LLC

By:
Name:
Title:

APPENDIX A

FINANCING ORDER

ATTACHMENT 1

SCHEDULE A

CALCULATION OF TOTAL PRINCIPAL AMOUNT

Total Adjusted Recoverable Storm Recovery Costs permitted to be financed by Financing Order[6]:	$255,700,000
LPSC-Jurisdictional Base Revenue Allocator:	94.79%
LPSC-Jurisdictional Portion of Storm Recovery Costs (Line 1 times Line 2)	$242,400,000
minus Phase I Storm Recovery adjustments from Revenue Requirement Order	(22,300,000)
Regular Storm Recovery Reserve	$100,900,000
Ida Storm Recovery Reserve	$95,000,000
Adjustments for any insurance or government grants	$0
Estimated upfront costs (Attachment 1, Schedule B)	$9,000,000
TOTAL PRINCIPAL AMOUNT TO BE FINANCED[7]	425,000,000

[6]	The total amount is calculated per Ordering Paragraphs 2 and 25 of the Financing Order.
[7]	Amount due to rounding up $424,100,000 per Ordering Paragraph 2 and adding increase of $900,000 to the regular Storm Recovery Reserve.

APPENDIX A

FINANCING ORDER

Attachment 1 Schedule B
Estimated Upfront Financing Costs

Company’s Structuring Fees:
Legal Fees and Expenses for Company and SPE Counsel:
Underwriters’ Fees and Expenses:	$
Legal Fees and Expenses for Underwriters’ Counsel	$
Indenture Trustee’s Fees and Counsel’s Fees:
Rating Agency Fees:	$
Accountant’s/Auditor’s Fees:	$
SEC Registration Fee:
Printing and Filing Costs:	$
SPE Setup Costs:	$
Commission Advisors Fees:
Initial annual Servicing Fee:	$
Initial annual Administration Fee:	$
Non-legal Securitization Costs (including marketing):	$
Miscellaneous Administrative Costs:	$
Original Issue Discount[8]:	$
[Cost of Swaps & Hedges or Credits Enhancement]:	$
Total Estimated Upfront Financing Costs:	$9,000,000

Note: Any excess of the Estimated Upfront Financing Costs over the actual upfront Financing Costs incurred will be resolved by adding to the regular storm recovery reserve account as described in the Financing Order.

[8]	Actual Original Issue Discount as reflected in the final [Prospectus] was [$_____].

APPENDIX A

FINANCING ORDER

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE RQUIREMENT INFORMATION

SERIES A. TRANCHE A-1
Payment Date	Principal Balance	Interest	Principal	Total Payment

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION

SERIES A. TRANCHE A-2
Payment Date	Principal Balance	Interest	Principal	Total Payment

APPENDIX A

FINANCING ORDER

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION

SERIES A, TRANCHE A-3
Payment Date	Principal Balance	Interest	Principal	Total Payment

APPENDIX A

FINANCING ORDER

ATTACHMENT 2
SCHEDULE A
STORM RECOVERY BOND REVENUE REQUIREMENT INFORMATION

SERIES A, TRANCHE A-4
Payment Date	Principal Balance	Interest	Principal	Total Payment

APPENDIX A

FINANCING ORDER

ATTACHMENT 2

SCHEDULE B

ONGOING FINANCING COSTS

[other item boxes to be inserted]

Ongoing Financing Costs Items	First Year's Estimated Annual Ongoing Financing Costs
Servicing Fee 0.05% of Storm Recovery Bonds	$
Administration Fee (annual):	$100,000
Administrative Expenses (outside legal, accounting):	$
Ratings Maintenance:	$
Indenture Trustee Fees:	$
Return on SPE Equity	$
Independent Manager's Fee:	$

TOTAL ANNUAL ONGOING FINANCING COSTS (with Cleco as servicer)	$

NOTE:	The amounts shown for each category of ongoing financing costs on this page are the expected estimated costs for the first year of the storm recovery bonds. Storm recovery charges will be adjusted at least semi-annually to reflect the actual ongoing financing costs through the true-up process described in the Financing Order, except that the servicing fee is fixed as long as Applicant is the servicer and the administration fee is fixed.

APPENDIX A

FINANCING ORDER

ATTACHMENT 2

SCHEDULE C

CALCULATION OF STORM RECOVERY CHARGES

Year	Storm Recovery Bond Payments[9]	Ongoing Financing Costs[10]	Total Nominal Storm Recovery Charge Requirement[11]	Present Value of Storm Recovery Charges[12]
1
2
3
4
5
6
7
8
9
10
11
12
13
14
Total

[9]	From Attachment 2, Schedule A.
[10]	From Attachment 2, Schedule B.
[11]	Sum of storm recovery bond payments and ongoing Financing Costs.
[12]	The discount rate used is the weighted average effective annual interest rate of the storm recovery bonds ([___]%), calculated including upfront Financing Costs, and giving effect to compounding.

APPENDIX A

FINANCING ORDER

ATTACHMENT 2

SCHEDULE D

COMPLIANCE WITH SECURITIZATION ACT

nET PRESENT VALUE BENEFIT:13

	Securitization Rate	Conventional Rate	Cost Savings
Nominal Vale
Present Value

Attachment 2
Schedule E
Typical Residential Bill Comparison - 1,283 kWh

	Description	Phase 1	Phase 2 Securitized	Change
	(a)	(b)	(c)	(d)
1	Billing without Storm Recovery
2	Storm Recovery
3	Adjusted Total Bill
4	% Change before Strom Recovery
5	% Change from Phase 1 Recovery
6	ADIT Surcredit
7	Adjusted Total Bill
8	% Change from Phase 1 Recovery
9	Base Rate Reduction
10	Adjusted Total Bill
11	% Change from Phase 1 Recovery

To be revised

[13]	Calculated consistent with the methodology cited in the Financing Order.

APPENDIX A

FINANCING ORDER

Attachment 3
CLECO POWER LLC
Initial Allocation to SRCA Rate Classes

General Service Class
Line No.	Description	Total Retail	Residential	Nondemand	Demand	Primary	Municipal General Service	Large Power Service	Lighting Service
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
STORM RECOVERY - SECURITIZATION - Nov 2007 through Oct 2008
Billing Requirement Allocation
1	Forecasted Base Revenue
2	Revenue Allocators
3	Securitization Revenue Requirement
4	True Up Adjustment
5	Securitization Recovery
Billing Determinants
6	Customer Bills
7	Billing Demands -
8	All MWh

STORM SURCHARGE FACTORS.
9	Customer Charge
10	Demand Charge -
11	Energy Charges

Securitization Recovery - Proof of Revenue Recovery
12	Customer Chg Recovery
13	Demand Chg Recovery
14	KWh Chg Recovery
15	Total Expected Recovery
16	Difference

[To be revised]

APPENDIX A

FINANCING ORDER

ATTACHMENT 4

COMPANY’S CERTIFICATION

[Cleco Letterhead]

[DATE]

Louisiana Public Service Commission

Galvez Building, 12th Floor

602 North Fifth Street

PO Box 91154

Baton Rouge, Louisiana 70821-9154

Re: Storm Recovery Rate Order; Docket No. U-35807-B

Dear ___________:

Pursuant to the Louisiana Public Service Commission’s (“LPSC”) Financing Order in the above-captioned Docket (the “Financing Order”), Cleco Power LLC (“Cleco Power”) hereby transmits for filing this Pricing Advice Certificate. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

In the Financing Order, the LPSC requires Cleco Power to file a Company Certification when pricing terms for a series of the storm recovery bonds (the “Storm Recovery Bonds”) have been approved by Cleco. The proposed terms of pricing and issuance of the Storm Recovery Bonds are as follows:

•	Name of Storm Recovery Bonds: [Series A Senior Secured Storm Recovery Bonds]

•	Name of SPE to which the Storm Recovery Property will be assigned: Cleco Securitization I LLC

•	Name of Trustee: The Bank of New York Mellon Trust Company, National Association

•	Closing Date: ________, 2022

•	Principal Amount of Storm Recovery Bonds Issued: ________

•	Bond Ratings:_____________

•	Scheduled Final Payment Dates and Legal Final Maturities: ___________

•	Amount of Upfront Financing Costs financed: $9,000,000

•	Interest Rates and Expected Amortization Schedule: See Attachment 1

•	Distributions to Investors (quarterly or semi-annually):________

•	Annual Servicing Fee as a percent of initial principal balance: 0.05%

•	Weighted Average Coupon Interest Rate[14]: ________

•	Weighted Average Effective Annual Interest Rate[15]: ________

•	Initial Balance of Capital Subaccount: ________

[14]	The annual coupon rates are weighted by the principal amount of each tranche. [footnotes will be renumbered]
[15]	The annual coupon rates are weighted by the principal amount and modified duration of each tranche.

APPENDIX A

FINANCING ORDER

The following actions were taken in connection with the design, structuring and pricing of the bonds:

•	[Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.]

•	[Eliminated the overcollateralization account.]

•	[Registered the storm recovery bonds with the Securities and Exchange Commission to facilitate greater liquidity.]

•	[Achieved Aaa(sf)/AAA(sf)/AAA sf ratings from up to three major rating agencies.]

•	[Selected underwriters that have relevant experience and execution capabilities (affirmed by the Commission Staff and the Commission's Financial Advisor.]

•	[Developed the marketing presentations to emphasize the credit quality and security related to these bonds, and provide comparative analysis to other competing securities.]

•	[Provided the term sheet and [preliminary prospectus/offering memorandum] by e-mail to prospective investors.]

•	[Allowed sufficient time for investors to review the term sheet and preliminary prospectus and to ask questions regarding the transaction.]

•	[Held one-on-one and group conference calls with investors and with potential investors to describe the legislative, political and regulatory framework and the bond structure with a focus on [corporate/agency/other crossover buyers] specifically targeted to achieve the transaction objectives.]

•	[Arranged issuance of rating agency pre-sale reports during the marketing period.]

•	[Held daily market update discussions with the underwriting team to develop recommendations for pricing, during the period that the bonds were marketed.]

•	[Coordinated multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order.]

APPENDIX A

FINANCING ORDER

•	[Developed and implemented a marketing plan designed to incent each of the underwriters to aggressively market the bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.]

•	[Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience. [VERIFY]

•	[Adapted the storm recovery bond offering to market conditions and investor demand (including the consideration of [closing rate] demand in accordance with the flexibility afforded under the Financing Order) at the time of pricing. Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturities of the bonds, as well as the interest rate requirements at the time of pricing, so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings.] [VERIFY]

•	[Worked with the Commission’s Financial Advisor to develop bond allocations, underwriter compensation and preliminary price guidance designed to achieve lowest Storm Recovery rates.]

Cleco Power hereby certifies that to the best knowledge, information and belief of Cleco Power, its officers, agents and employees after reasonable inquiry, the selection of a negotiated sale of the Storm Recovery Bonds, through [a public offering]/ [or a limited public offering under Rule 144A of the SEC], has resulted in the highest possible bond ratings and the lowest possible interest and transaction costs consistent with market conditions and the terms of the Order.

Cleco Power herby certifies that: (i) all proposed terms of pricing and issuance of the Storm Recovery Bonds are within the parameters established in the Financing Order, and (ii) to the best knowledge, information and belief of the Company, its officers, agents and employees after reasonable inquiry, the structuring and pricing of Storm Recovery Bonds, as described in this Company Certification, has resulted in the lowest storm recovery charges consistent with market conditions at the time of pricing and the terms of the Financing Order.

Respectfully submitted,

Cleco Power LLC by
Chief Financial Officer

APPENDIX A

FINANCING ORDER

ATTACHMENT 5
COMMISSION DESIGNEE’S CONCURRENCE

[Letterhead]

Date: ____________, 2022

Louisiana Public Service Commission

Galvez Building, 12th Floor

602 North 5th Street

Baton Rouge, Louisiana 70802

Pursuant to the Financing Order of the Louisiana Public Service Commission (“LPSC”) dated ________, 2022, LPSC Docket No. U-35807

I, ___________________, (the “Designee”), in accordance with the Louisiana Electric Utility Storm Recovery Securitization Act, codified at La. R.S. 45:1226–1240, and the Financing Order, for the purpose of (a) establishing that the structuring and pricing of the Storm Recovery Bonds will result in the lowest Storm Recovery Charges consistent with market conditions and the terms of the Financing Order and (b) approving at the time of pricing of the Storm Recovery Bonds, the terms and conditions of the Storm Recovery Bonds, servicing fees, if any, with respect to the collection of such Storm Recovery Charges and the pledging, assignment and sale of the Storm Recovery Bonds in connection with the initial Storm Recovery Charge, HEREBY CONCUR as follows:

1.	I have received and reviewed in accordance with the Financing Order a copy of the Company’s Certification, a copy of which is attached hereto, and find that such certificate is in proper form as evidenced by such Financing Order. I have also reviewed other information as I have deemed necessary to provide this certification. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

2.	The following are the terms of the Storm Recovery Bonds:

Name of Storm Recovery Bonds:__________

SPE: Cleco Securitization I LLC

Closing Date:____________

Principal Amount Issued:___________

Interest Rates and Expected Amortization Schedule: See Attachment 7, Schedule A

Distributions to Investors (quarterly or semi-annually):______________

Weighted Average Coupon Interest Rate16:_____________

Annualized Weighted Average Yield17:_____________

Initial Balance of Capital Subaccount:_________

[16]	The annual coupon rates are weighted by the principal amount of each tranche. [footnotes will be renumbered]
[17]	The annual coupon rates are weighted by the principal amount and modified duration of each tranche.

APPENDIX A

FINANCING ORDER

3.	The final structuring, terms and pricing of the Storm Recovery Bonds in the Issuance Advice Letter are consistent with the criteria established in the Financing Order, and the mathematical calculations are accurate. Accordingly the terms and conditions of the Storm Recovery Bonds and the schedule of payments of principal and interest on the Storm Recovery Bonds are approved.

4.	The final forms (subject to completion with final numbers and information) of the indenture, the SPE limited liability company operating agreement, sale agreement, administration agreement, and servicing agreement have been reviewed by the Commission Staff and Commission Advisors and are approved.

Respectfully submitted,

By:
Name:
Title:

APPENDIX A

FINANCING ORDER

ATTACHMENT 6
SERVICE LIST

[TO BE UPDATED WHEN ISSUE IAL]

Service List
Docket No.: U-35807

All Commissioners

____________ - LPSC Supervising Attorney
____________ - LPSC Utilities Division

____________ - LPSC Economics Division

SC-	Paul Zimmering, Stone, Pigman, Walther, Wittmann, LLC, 909 Poydras Street, Suite 3150, New Orleans, LA 70130; email: PZimmering@stonepigman.com; P: (504) 581-3200; F: (504) 581-3361

AA-	Nathan G. Huntwork, Phelps Dunbar, 365 Canal Street, Suite 2000, New Orleans, LA 70130-6534; Phone (504) 566-1311; Fax (504) 568-9130; Email: nathan.huntwork@phelps.com

James A. Stuckey, Phelps Dunbar, 365 Canal Street, Suite 2000, New Orleans, LA 70130-6534; Phone (504) 566-1311; Fax (504) 568-9130;

Email: jim.stuckey@phelps.com

[TO BE UPDATED WHEN ISSUE IAL]

APPENDIX B-1

see attached RATE SCHEDULE SRCA – STORM RECOVERY COST ADJUSTMENT AND ALLOCATION METHODOLOGY ILLUSTRATED

[FOLLOWS THIS PAGE]

APPENDIX B-1

FINANCING ORDER

CLECO POWER LLC	RATE SCHEDULE SRCA

EFFECTIVE: ___/___/20__

First Revision

Cleco Power LLC
Rate Schedule - SRCA
Revision #1

Page 37.1
Effective Date: 07/1/2022
Supersedes: SRCA 06/01/2021
Authority: U-35807

STORM RECOVERY CHARGE ADJUSTMENT

(1) APPLICATION

(2) STORM RESTORATION CHARGE ADJUSTMENT

There shall be added to each monthly bill for service an adjustment to recover applicable storm restoration costs as approved by the Louisiana Public Service Commission in Order No.U-35807-B (__ - __ - 22). **As approved by the Louisiana Public Service Commission, a special purpose entity ("SPE"), Cleco Securitization I LLC, has been created and is the owner of all rights to the Storm Recovery Charge.** Cleco Power shall act as the SPE's collection agent or servicer for the Storm Recovery Charge.

Rate Schedule SRCA shall be subject to true-up in accordance with the schedule prescribed in the LPSC's financing order with such true-up being made at least semi-annually. Applicable late fees and charges will be allocated to the servicer.

The Storm Recovery Charge shall be paid by all customers receiving transmission or distribution service from the Cleco Power or its successors or assignees under Louisiana Public Service Commission-approved rate schedules or under Louisiana Public Service Commission-approved special contracts, even if the customer elects to purchase electricity from alternative electric suppliers due to a fundamental change in the regulation of public utilities in Louisiana or due to any other reason.

Applicable SRCA adjustment factors for each customer class are as follows:

Customer Class	Per Customer	Per kWh factors	Per kW factors
Residential Service	$2.00 per month	$0.00263 per kWh	
General Service – Non Demand	$2.00 per month	$0.00314 per kWh	
General Service – Secondary			$1.05 per kW
General Service – Primary			$1.21 per kW
School & Church – Non Demand	$2.00 per month	$0.00314 per kWh	
School & Church – Demand			$1.05 per kW
Municipal Electric Service	$2.00 per month	$0.00320 per kWh	
Large Power Service			$0.26 per kW
Standby Power Service:			
Subscription			$0.17 per kW
Back-up			$0.08 per kW
Maintenance			$0.04 per kW
Unmetered & Outdoor Lighting Service		$0.00832 per kWh	

Issuing Officer: Christina McDowell, Director – Regulatory Filings

APPENDIX B-1

FINANCING ORDER

CLECO POWER LLC	RATE SCHEDULE SRCA

EFFECTIVE: ___/___/20__

LPSC Docket No. U-35807
Exhibit CCM-20
Page 2 of 2

CLECO POWER LLC
Allocation of Annual Revenue Requirement and Rate Determination for Retail Classes
Revenues and Billing Determinants for 12ME 12/22
20 Year Securitization
REVISED 3-10-22

Line No.	Description (a)	Total Retail (b)	Residential (c)	General Service Class: Nondemand (d)	General Service Class: Demand (e)	General Service Class: Primary (f)	Municipal General Service (g)	Large Power Service (h)	Lighting Service (i)	Standby Service (j)
	Storm Securitization									
	Revenue Requirement Allocation									
1	Forecasted Base Revenue	$598,436	$295,707	$33,780	$162,056	$48,326.82	$7,254	$30,160	$13,172	$7,980
2	Revenue Allocators	100.00%	49.41%	5.64%	27.08%	8.08%	1.21%	5.04%	2.20%	1.33%
3	Transmission RR (all cust)	$9,052,212	$4,473,000	$510,972	$2,451,334	$731,013	$109,723	$456,213	$199,250	$120,708
4	Distribution Only RR	$22,162,312	11,532,344	1,317,395	6,320,059	1,884,707	282,888	0	513,709	311,210
5	Total Securitized RR	$31,214,524	$16,005,344	$1,828,367	$8,771,393	$2,615,720	$392,611	$456,213	$712,959	$431,918
	Billing Determinants									
6	Customer Bills	3,439,729	3,043,846	362,775			33,108			
7	Billing Demands -	13,102,513			8,346,234	2,155,100		1,777,080		824,100
8	All MWh	4,302,954	3,764,520	350,746			101,971		85,717	
	Storm Rate									
9	Customer Charge		$2.00	$2.00			$2.00			
10	Demand Charge -				$1.05	$1.21		$0.26		See below
11	Energy Charges		$0.00263	$0.00314			$0.00320		$0.00832	
12	Total Collections	$31,190,154	$15,988,380	$1,826,892	$8,763,545	$2,607,670	$392,522	$462,041	$713,169	$435,905
13	Over/Under	($24,369)	($16,964)	($1,475)	($7,848)	($8,049)	($89)	$5,828	$210	$4,018

STANDBY SERVICE RATE CALCULATION

$1.90	824,100	$1,565,790	Subscription	$0.17	$140,097
$0.85	2,577,582	$2,190,946	Back-up	$0.08	$206,207
$0.50	2,240,798	$1,120,399	Maintenance	$0.04	$89,632
					$435,935
					$4,018

Line	Customer Usage kWh	Residential Customer Bill
14	1,000	$ 4.63
15	1,500	$ 5.95
16	2,000	$ 7.26
17	2,500	$ 8.58
18	3,000	$ 9.89
19	3,500	$ 11.21
20	4,000	$ 12.52

APPENDIX B-2

FINANCING ORDER

APPENDIX B-2
see attached RATE SCHEDULE SCSA –
STORM COST SURCREDIT ADJUSTMENT

[FOLLOWS THIS PAGE]

APPENDIX B-2

FINANCING ORDER

CLECO POWER LLC	RATE SCHEDULE SCSA
PAGE 2 OF 3
EFFECTIVE: ___/___/20__

STORM COST SURCREDIT ADJUSTMENT

SECURITIZATION PHASE

(1)	APPLICATION

This adjustment clause is applicable to electric service furnished under all rate Schedules incorporating Adjustment Clause SC for deferred taxes relating to specific temporary book to tax accounting differences that may result in a different outcome after examination by taxing authorities, and any other surcredit ordered and/or approved by the LPSC.

(2)	SURCREDIT ADJUSTMENTS

Each monthly bill for service under this rate Schedule shall be reduced to reflect the credits identified above.

Rate Schedule SC shall be subject to true-up and adjustment in accordance with the Schedule prescribed in the LPSC Docket No. U-35807 with such true-up being made at least annually concurrent with the annual FRP monitoring report.

Plus the proportionate part of any new tax or increased rate of tax, or governmental imposition levied or assessed against the Company or upon its electric business, as the result of any new or amended laws that may become effective and operative after MMMM DD, YYYY.

(3)	MONTHLY RATES BY CLASS

Applicable SC adjustment factors for each customer are as follows:

Customer Class	$ per kWh	$ per kW
Residential	$(0.00108)
General Service:
Non-demand	$(0.00132)
Secondary		$(0.27)
Primary		$(0.31)
School & Church
Non-demand	$(0.00132)
Demand		$(0.27)
Municipal General Service	$(0.000097)
Large Power Service	$(0.06)
Standby Power Service:
Subscription		$(0.04)
Back-up		$(0.02)
Maintenance		$(0.01)
Outdoor Lighting Service	$(0.00210)

EFFECTIVE: To be Updated

Supersedes:

APPENDIX B-2

FINANCING ORDER

CLECO POWER LLC	RATE SCHEDULE SCSA

EFFECTIVE: __/___/20__

APPENDIX C

FINANCING ORDER

APPENDIX C
see attached PRELIMINARY ESTIMATE OF UPFRONT FINANCING COSTS
[follows this page]

tO BE UPDATED IN ISSUANCE ADVICE LETTER

APPENDIX C

FINANCING ORDER

Estimate of Upfront and Ongoing Financing Costs for Financing Order

Cleco Power LLC	Appendix C
LPSC DocKet NO. U-35807

	Issuance Amount ($ millions)	424,000,000

Line	Issuance Costs	Estimate
1	Structuring Fee	500,000
2	Legal	1,300,000
3	Underwriting Fee	1,484,000
4	Issuer/Underwriter Legal Fees	2,688,000
5	Trustee Payment and Legal Fees	35,000
6	Rating Agency Fees	662,600
7	Servicer Set-up Fees	-
8	Accountants/Auditors Fees	250,000
9	Printing/Filing/SEC Registration	100,000
10	SPV Set-Up Fee	100,000
11	Commission's Financial Advisor Fee	600,000
12	Total	7,719,600
13	Ongoing Costs
14	Servicing Fees (0.05% of principal amount)	212,000
15	Admin Fees	100,000
16	Accounting Fees	88,400
17	Legal Fees	44,200
18	Rating Agency Surveillance	57,500
19	Trustee Fees	5,300
20	Return on Equity (50% Equity + Coupon on longest dated tranche)	84,588
21	Independent Director Fees	5,000
22	Total	596,988
23	TOTAL	8,316,588
24
25	Issuance Costs (% of Issuance Amount)	1.75%
26	Ongoing Costs (% of Issuance Amount)	0.14%

APPENDIX D

FINANCING ORDER

Louisiana Public Service Commission

Galvez Building, 12th Floor

602 North Fifth Street

PO Box 91154

Baton Rouge, Louisiana 70821-9154

Re: Storm Recovery Financing Order No. U-35807-B; Cleco Power LLC

  Periodic True-up Adjustment

Dear ____________:

Pursuant to the Louisiana Public Service Commission’s (“LPSC”) Order No. U-35807-B (the “Financing Order”) in Docket U-35807, Cleco Power LLC (“Cleco”) as servicer hereby transmits for filing and approval the periodic true-up adjustment of the recovery of approved financed storm recovery amounts and the resulting changed storm recovery charges as set out on Cleco Rate Schedule SRCA – Storm Recovery Cost Adjustment – Securitization Phase. This periodic true-up adjustment covers the period from [Month/Yr] through [Month/Yr].

In support of this revised rate schedule, Cleco provides the following attachments for review:

1.	Revised Rate Schedule SRCA,
2.	Updated allocation to customer rate classes of periodic payment requirement adjusted for the periodic true-up amount and resulting rate changes, and
3.	Detailed workpapers showing the calculation of the true-up amount based on the criteria as set out in Findings of Fact [____] of the Financing Order approved by the LPSC in this docket.

Each semi-annual true-up adjustment shall be filed with the LPSC not less than fifteen (15) days prior to its proposed effective date. The LPSC will have fifteen (15) days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment. Any mathematical correction not made prior to the effective date of the adjusted storm recovery charge will be made in future true-up adjustment filings and will not delay the effectiveness of the adjusted storm recovery charge.

Please advise if the LPSC has questions concerning this matter.

Respectfully submitted,

Cleco Power LLC
General Manager, Regulatory Strategy

APPENDIX D

FINANCING ORDER

Revised Rate Schedule and Supporting Workpapers